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                                                                    EXHIBIT 2.1


                              STOCK PURCHASE AGREEMENT


                                      BETWEEN


                           WELLPOINT HEALTH NETWORKS INC.


                                        AND


                             FREMONT INDEMNITY COMPANY




                             Dated as of July 29, 1998



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                                 TABLE OF CONTENTS

                                                                           PAGE

1.   PURCHASE AND SALE OF SHARES. . . . . . . . . . . . . . . . . . . . . . .1

2.   CLOSING; PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . .1

     2.1 Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     2.2 Purchase Price and Adjustment. . . . . . . . . . . . . . . . . . . .1
     2.3 Payment to Seller on Closing Date. . . . . . . . . . . . . . . . . .4
     2.4 Transfer Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

3.   REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . .4

     3.1 Organization; Corporate Power and Authority. . . . . . . . . . . . .4
     3.2 Authorization of Agreements. . . . . . . . . . . . . . . . . . . . .4
     3.3 Effect of Agreement. . . . . . . . . . . . . . . . . . . . . . . . .5
     3.4 Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . .5
     3.5 Ownership of Capital Stock of the Company. . . . . . . . . . . . . .5
     3.6 Ownership of Capital Stock of Company Subsidiaries . . . . . . . . .6
     3.7 Financial Information. . . . . . . . . . . . . . . . . . . . . . . .6
     3.8 Absence of Certain Changes or Events . . . . . . . . . . . . . . . .7
     3.9 Use of Real Property . . . . . . . . . . . . . . . . . . . . . . . .8
     3.10 Tangible Personal Property. . . . . . . . . . . . . . . . . . . . .8
     3.11 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . .8
     3.12 Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.13 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     3.14 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     3.15 Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . .11
     3.16 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     3.17 Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . .13
     3.18 Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     3.19 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     3.20 No Improper Payments. . . . . . . . . . . . . . . . . . . . . . . .14
     3.21 Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     3.22 Powers of Attorney. . . . . . . . . . . . . . . . . . . . . . . . .14
     3.23 Forms of Policy . . . . . . . . . . . . . . . . . . . . . . . . . .14
     3.24 Supplied Information. . . . . . . . . . . . . . . . . . . . . . . .14
     3.25 Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . .15
     3.26 Year 2000 Compliance. . . . . . . . . . . . . . . . . . . . . . . .15

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . . . . . . . .15

     4.1 Organization, Corporate Power and Authority. . . . . . . . . . . . .15


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                                                                           PAGE

     4.2 Authorization of Agreement . . . . . . . . . . . . . . . . . . . . .15
     4.3 Effect of Agreement. . . . . . . . . . . . . . . . . . . . . . . . .16
     4.4 Governmental Approvals.  . . . . . . . . . . . . . . . . . . . . . .16
     4.5 Commissions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     4.6 Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     4.7 Investigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     4.8 Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . .17
     4.9 Purchase for Investment. . . . . . . . . . . . . . . . . . . . . . .17

5.   COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . . . . . . . . . .17

     5.1 Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . .17
     5.2 Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     5.3 Permits and Consents . . . . . . . . . . . . . . . . . . . . . . . .19
     5.4 Fulfillment of Conditions. . . . . . . . . . . . . . . . . . . . . .19
     5.5 Post-Closing Notifications . . . . . . . . . . . . . . . . . . . . .20
     5.6 Exclusivity; Acquisition Proposals . . . . . . . . . . . . . . . . .20
     5.7 Post-Closing Access. . . . . . . . . . . . . . . . . . . . . . . . .20
     5.8 FIRPTA Certificate . . . . . . . . . . . . . . . . . . . . . . . . .21
     5.9 Tax Sharing Agreement Releases . . . . . . . . . . . . . . . . . . .21
     5.10 Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . .21
     5.11 Non-Solicitation .  . . . . . . . . . . . . . . . . . . . . . . . .21
     5.12 Non-Business Subsidiaries . . . . . . . . . . . . . . . . . . . . .22
     5.13 Real Estate Leases. . . . . . . . . . . . . . . . . . . . . . . . .22
     5.14 Removal of Managed Care Business. . . . . . . . . . . . . . . . . .22
     5.15 Intercompany Agreements . . . . . . . . . . . . . . . . . . . . . .22
     5.16 Liquidation of Portfolio. . . . . . . . . . . . . . . . . . . . . .22
     5.17 Provisional Notice of Termination . . . . . . . . . . . . . . . . .23
     5.18 Year 2000 Compliance Plan . . . . . . . . . . . . . . . . . . . . .23
     5.19 Year 2000 Assistance. . . . . . . . . . . . . . . . . . . . . . . .23
     5.20 Interim Financial Statements.   . . . . . . . . . . . . . . . . . .23

6.   COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . .24

     6.1 Permits and Consents . . . . . . . . . . . . . . . . . . . . . . . .24
     6.2 Access to Books and Records. . . . . . . . . . . . . . . . . . . . .24
     6.3 Fulfillment of Conditions. . . . . . . . . . . . . . . . . . . . . .24
     6.4 Post-Closing Access. . . . . . . . . . . . . . . . . . . . . . . . .24
     6.5 Post-Closing Notifications . . . . . . . . . . . . . . . . . . . . .25

7.   CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . .25

     7.1 Conditions Precedent to Obligations of Purchaser . . . . . . . . . .25
     7.2 Conditions Precedent to Obligations of Seller. . . . . . . . . . . .27


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                                                                           PAGE

8.   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS. . . . . . . . . . . . . .28

     8.1 Survival of Representations. . . . . . . . . . . . . . . . . . . . .28
     8.2 Agreements to Indemnify. . . . . . . . . . . . . . . . . . . . . . .28
     8.3 Conditions of Indemnification. . . . . . . . . . . . . . . . . . . .30
     8.4 Remedies Exclusive . . . . . . . . . . . . . . . . . . . . . . . . .30
     8.5 Damages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31

9.   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31

     9.1 Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     9.2 Mutual Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .31
     9.3 Termination Date . . . . . . . . . . . . . . . . . . . . . . . . . .31
     9.4 Material Breach. . . . . . . . . . . . . . . . . . . . . . . . . . .31
     9.5 Effects of Termination . . . . . . . . . . . . . . . . . . . . . . .32

10.  OTHER COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32

     10.1 Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     10.2 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . .32
     10.3 Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     10.4 Name Change of the Company and UNICARE. . . . . . . . . . . . . . .33
     10.5 Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     10.6 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     10.7 Facilities Sharing. . . . . . . . . . . . . . . . . . . . . . . . .40

11.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

12.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45

     12.1 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     12.2 Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     12.3 Amendments, Supplements . . . . . . . . . . . . . . . . . . . . . .45
     12.4 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .45
     12.5 Binding Effect, Benefits. . . . . . . . . . . . . . . . . . . . . .46
     12.6 Assignability . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     12.7 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     12.8 Governing Law; Jurisdiction . . . . . . . . . . . . . . . . . . . .47
     12.9 Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . . .47
     12.10 Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . .47
     12.11 Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . . .48
     12.12 Rules of Construction. . . . . . . . . . . . . . . . . . . . . . .48
     12.13 Counterparts; Facsimile. . . . . . . . . . . . . . . . . . . . . .48
     12.14 Further Assurance. . . . . . . . . . . . . . . . . . . . . . . . .48


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Exhibit A - Joint Marketing and Network Access Agreement
Exhibit B - License Agreement
Exhibit C - Administrative Services Agreement
Exhibit D - Seller's Counsel Legal Opinion
Exhibit E - Purchaser's Counsel Legal Opinion

Schedule 2.2.1(b)          Balance Sheet Methodology

Schedule 3.3               Effect of Agreement

Schedule 3.4               Governmental Approvals

Schedule 3.7.4             Undisclosed Liabilities

Schedule 3.8               Absence of Certain Changes or Events

Schedule 3.9               Use of Real Property

Schedule 3.10              Tangible Personal Property

Schedule 3.11.1            Intellectual Property - Ownership and Use

Schedule 3.11.2            Intellectual Property - Infringement

Schedule 3.12(a)           Contracts

Schedule 3.12 (b)          Defaults Under Material Contracts

Schedule 3.12(xi)          Intercompany Contracts - Insurance Risk

Schedule 3.13.1            Pending Litigation Matters

Schedule 3.14              Labor Matters

Schedule 3.15              Employees

Schedule 3.16              Tax Matters

Schedule 3.17(a)           Compliance with Law

Schedule 3.17(b)           Insurance Licenses by State

Schedule 3.19              Insurance

Schedule 3.25              Conduct of Business

Schedule 5.12              Non-Business Subsidiaries

Schedule 5.14              MCS Business

Schedule 5.16              Investment Portfolio - Special Deposits

Schedule 10.7              Facilities Sharing

Schedule 12.12.4           Knowledge


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

                          STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 29, 1998, is entered into by and between WELLPOINT HEALTH NETWORKS INC., a Delaware corporation ("Seller"), and FREMONT INDEMNITY COMPANY, a California corporation ("Purchaser").

                                  RECITALS

     A. Seller is the owner of all the issued and outstanding shares (the "Shares") of capital stock of UNICARE Specialty Services, Inc., a California corporation (the "Company") which owns all of the issued and outstanding shares of UNICARE Workers' Compensation Insurance Company, a California corporation ("UNICARE") primarily engaged in the workers' compensation insurance business.

     B. Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser all of the Shares of capital stock of the Company. Certain capitalized terms used herein have the meanings ascribed thereto in Section 11 hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

1.   PURCHASE AND SALE OF SHARES

     Seller hereby agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees to acquire, accept and purchase from Seller, free and clear of all liens, claims, charges, security interests, mortgages or other encumbrances (collectively, "Liens"), all the Shares.

2.   CLOSING; PURCHASE PRICE.

     2.1 CLOSING. The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071 as soon as practicable following satisfaction or waiver of the latest to occur of the conditions set forth in Section 7, or at such other place or at such other date as Seller and Purchaser may mutually agree (the "Closing Date"). The parties agree that time is of the essence.

     2.2  PURCHASE PRICE AND ADJUSTMENT.

          2.2.1     PURCHASE PRICE.

                    (a) PURCHASE PRICE. The purchase price for the Shares (the "Purchase Price") shall equal the statutory surplus set forth on the UNICARE Balance Sheet as of the

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Closing Date computed in accordance with and adjusted in the manner set forth in clause (1)(d) of SCHEDULE 2.2.1(b).

               (b) INITIAL PURCHASE PRICE. Not less than 15 days preceding the Closing Date, Seller shall deliver to Purchaser (i) an unaudited UNICARE Balance Sheet (the "Initial UNICARE Balance Sheet") as of the date (the "Initial Balance Sheet Date") of the most recent statutory financial statements filed with the California Department of Insurance, (ii) an unaudited Company Balance Sheet as of the Initial Balance Sheet Date (the "Initial Company Balance Sheet") and (iii) an unaudited STAT to GAAP reconciliation between the Initial UNICARE Balance Sheet and the UNICARE column on the Initial Company Balance Sheet. The "Initial Purchase Price" shall equal the statutory surplus of UNICARE as set forth on the Initial UNICARE Balance Sheet computed in accordance with and adjusted in the manner set forth in clause (1)(d) of SCHEDULE 2.2.1(b).

               (c) TRANSFER OF SHARES AND PAYMENT OF INITIAL PURCHASE PRICE. On the Closing Date, and subject to the terms and conditions set forth in this Agreement, Seller shall deliver a certificate or certificates representing all of the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser shall pay to Seller the Initial Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller in Section 2.3. The Initial Purchase Price shall be subject to adjustment as set forth in Section 2.2.2.

          2.2.2 POST-CLOSING ADJUSTMENT TO INITIAL PURCHASE PRICE. The Initial Purchase Price shall be subject to adjustment after the Closing in accordance with the following procedure:

                    (a) CLOSING FINANCIAL STATEMENTS. Not more than 60 days following the Closing Date, Seller shall deliver to Purchaser (i) an audited UNICARE Balance Sheet as of the Closing Date (the "Closing UNICARE Balance Sheet") as reported on by PricewaterhouseCoopers LLP (who shall be engaged by Seller), (ii) an audited Company Balance Sheet as of the Closing Date as reported on by PricewaterhouseCoopers LLP (the "Closing Company Balance Sheet"), (iii) an audited STAT to GAAP reconciliation between the Closing UNICARE Balance Sheet and the UNICARE column on the Closing Company Balance Sheet as reported on by PricewaterhouseCoopers LLP (the "Reconciliation") and (iv) an audited UNICARE Income Statement for the period from January 1, 1998 through the Closing Date as reported on by PricewaterhouseCoopers LLP. The "Closing Purchase Price" shall equal the statutory surplus of UNICARE as set forth on the Closing UNICARE Balance Sheet computed in accordance with and adjusted in the manner set forth in clause (1)(d) of SCHEDULE 2.2.1(b). The expenses of PricewaterhouseCoopers LLP incurred in preparing the financial statements referenced in this
     Section 2.2.2(a) shall be paid by Purchaser, provided that such expenses shall not exceed $75,000 in the aggregate.

                    Upon receipt of the Closing UNICARE Balance Sheet, Purchaser, and, if so desired by Purchaser and at Purchaser's expense, Purchaser's independent accountant shall be permitted during the succeeding 60-day period to examine, and Seller shall make readily available, the books and records of Seller associated with the Business, the Company and the Company Subsidiaries as of the date of this Agreement, and any work papers and reconciliations prepared by Seller, the Company, the Company Subsidiaries or PricewaterhouseCoopers LLP in the preparation of the Closing UNICARE Balance Sheet or the Closing Company Balance Sheet. As promptly as practicable and in no event later than 60 days after receipt by Purchaser of the Closing UNICARE Balance Sheet, Purchaser shall either inform Seller in writing that the Closing UNICARE Balance Sheet is acceptable, or object to the Closing UNICARE Balance Sheet by delivering to Seller a written statement setting forth a reasonably specific description by item of Purchaser's good faith objections to the Closing UNICARE Balance Sheet (the "Statement of Objections"). Such objections, if any, shall be limited to those items which, in Purchaser's reasonable opinion, have not been prepared in accordance with the terms of this Agreement.

                    If Seller shall fail to deliver the Closing UNICARE Balance Sheet, the Closing Company Balance Sheet or the Reconciliation within 60 days following the Closing Date, Purchaser and Purchaser's independent accountants shall be permitted to examine all books, records, work papers and reconciliations in the possession of or prepared by Seller, the Company, the Company Subsidiaries or PricewaterhouseCoopers LLP necessary to prepare the Closing UNICARE Balance Sheet, the Closing Company Balance Sheet or the Reconciliation, as the case may be, provided that the foregoing shall not relieve Seller of its obligation to deliver the Closing UNICARE Balance Sheet, the Closing Company Balance Sheet and the Reconciliation to Purchaser.

                    If Purchaser shall fail to deliver a Statement of Objections within such 60-day period, the Closing UNICARE Balance Sheet shall be deemed to have been accepted by Purchaser. In the event that Purchaser shall object to the Closing UNICARE Balance Sheet as provided above, Purchaser shall, within 30 days thereafter, engage a national accounting firm mutually agreeable to both parties to resolve within 60 days thereafter any unresolved objections of Purchaser and to make any adjustments to the unresolved items on the Closing UNICARE Balance Sheet. In making its determination with respect to whether any such adjustments are appropriate, such accountant shall evaluate those items or amounts in the Closing UNICARE Balance Sheet as to which Purchaser has objected and shall determine whether such items have been prepared in accordance with the terms of this Agreement. The fees of such firm shall be borne pro rata by Seller and Purchaser, based upon the difference between their respective calculations and the final calculation of the accounting firm. Seller and Purchaser and their respective accountants shall each make readily available to such firm all relevant books and records and work papers prepared by them relating to the Closing UNICARE Balance Sheet as may be requested by such firm to resolve the disputes. Such firm's resolution of the dispute and its adjustments to the Closing UNICARE Balance Sheet shall be conclusive and binding upon the parties.

                    (b) ADJUSTMENT TO INITIAL PURCHASE PRICE. Upon the later to occur of (i) acceptance or deemed acceptance of the Closing UNICARE Balance Sheet or

     (ii) the resolution of Purchaser's objections in connection therewith, Seller shall pay to Purchaser the amount, if any, by which the Initial Purchase Price exceeds the Closing Purchase Price or, conversely, Purchaser shall pay to Seller the amount, if any, by which the Closing Purchase Price exceeds the Initial Purchase Price. The applicable amount shall be paid by wire transfer of immediately available funds to an account or accounts designated by the appropriate party within five business days after such determination, acceptance or deemed acceptance.

     2.3 PAYMENT TO SELLER ON CLOSING DATE. On the Closing Date, Purchaser shall pay the Purchase Price to Seller by wire transfer in immediately available funds to an account or accounts designated by Seller.

     2.4 TRANSFER TAX. Purchaser and Seller shall each pay one-half of any and all Transfer Taxes attributable to the Transactions. For purposes of this Agreement, "Transfer Taxes" means all stamp, documentary, recordation, registration, sales, use, non-recoverable VAT, real property taxation or real property gains or similar taxes attributable to the actual or deemed transfer of property or stock by Seller, the Company, UNICARE or any Affiliate thereof as a result of the Transactions, together with any penalties or interest with respect to such Transfer Taxes. Purchaser and Seller each represent to the other that they are not aware of any Transfer Taxes that will be attributable to the Transactions.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. As an inducement for Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser that each of the following statements is true and correct as of the date hereof:

     3.1 ORGANIZATION; CORPORATE POWER AND AUTHORITY. Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction where the conduct of the Business requires such qualification, except where the failure so to qualify would not have a material adverse effect on the Business. Each of the Seller Parties has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The Company Subsidiaries and the Company have all requisite corporate power and authority and have all insurance licenses necessary to conduct the Business. Seller has caused the Company and each of the Company Subsidiaries to deliver to Purchaser complete and correct copies of the Articles of Incorporation and Bylaws of the Company and the Company Subsidiaries in effect on the date hereof. Purchaser has been given the opportunity to inspect the corporate minute books and stock ledger books of the Company and the Company Subsidiaries, and such records were true, complete and accurate.

     3.2 AUTHORIZATION OF AGREEMENTS. The execution, delivery and performance by Seller of the Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Seller. This Agreement has been, and each other Transaction Document will be at the Closing, duly authorized, executed and delivered by each of the Seller Parties that is a party hereto or thereto and constitutes, or will, when delivered, constitute, the legal, valid and binding obligation of each of the Seller Parties that is a party hereto or thereto, enforceable against each of the Seller Parties that is a party hereto or thereto in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

     3.3 EFFECT OF AGREEMENT. Except as disclosed in SCHEDULE 3.3 OR 3.4, the execution, delivery and performance by each of the Seller Parties that is a party hereto or thereto of the Transaction Documents, and the consummation by it of the Transactions, will not violate (a) the Certificate or Articles of Incorporation or By-laws of Seller, the Company or the Company Subsidiaries or
(b) any judgment, award or decree or (c) any indenture, agreement or other instrument to which Seller, the Company or either Company Subsidiary is a party, or by which Seller, the Company or the Company Subsidiaries or their respective assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or the Company Subsidiaries, except, with respect to (c), to the extent that the effect thereof is not materially adverse to the Business.

     3.4 GOVERNMENTAL APPROVALS. Except as set forth in SCHEDULE 3.4 and except for (a) filings pursuant to the HSR Act, (b) approvals or consents of any court, legislative, executive or regulatory authority or agency (a "Governmental Entity") under insurance holding company laws of the state in which the Company Subsidiaries are domiciled or licensed and (c) matters specifically described in this Agreement, no approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required to be obtained by Seller, the Company or the Company Subsidiaries for the execution and delivery by Seller Parties of the Transaction Documents or the consummation by them of the Transactions, except where the failure to obtain such approval, authorization, consent or order, to take such action or to make any such filing could not reasonably be expected to have a material adverse effect on the Business.

     3.5 OWNERSHIP OF CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 100 shares of Common Stock, no par value, 100 shares of which are outstanding. The Shares have been validly issued and are fully paid and non-assessable. The Shares are owned by Seller free and clear of all Liens and on the Closing Date will be transferred to Purchaser free and clear of all Liens. The Shares constitute all of the issued and outstanding capital stock of the Company. There are no preemptive or similar rights on the part of any holder of any class of securities of the Company. There are no outstanding securities of the Company convertible into capital stock and no options, warrants or other agreements or commitments obligating the Company to issue any additional shares of its capital stock or any securities convertible into or exchangeable for shares of its capital stock.

     3.6 OWNERSHIP OF CAPITAL STOCK OF COMPANY SUBSIDIARIES. The authorized capital stock of UNICARE consists of 50,000 shares of common stock, $130.00 par value per share, 20,000 shares of which are outstanding (the "UNICARE Shares"). The authorized capital stock of UNICARE General Insurance consists of 100,000 shares of common stock, no par value, 1,000 shares of which are outstanding (the "UNICARE General Insurance Shares" and, together with the UNICARE Shares, the "Company Subsidiaries Shares"). The Company Subsidiaries Shares have been validly issued and are fully paid and non-assessable. The Company Subsidiaries Shares are owned by the Company free and clear of all Liens. The Company Subsidiaries Shares constitute all of the issued and outstanding capital stock of the Company Subsidiaries.
There are no preemptive or similar rights on the part of any holder of any class of securities of the Company Subsidiaries. There are no outstanding securities of the Company Subsidiaries convertible into capital stock and no options, warrants or other agreements or commitments obligating either
Company Subsidiary or the Company to issue any additional shares of capital stock of either Company Subsidiary or any securities convertible into or exchangeable for shares of capital stock of the Company Subsidiaries. As of immediately prior to the Closing, the Company will own no subsidiaries except for the Company Subsidiaries.

     3.7  FINANCIAL INFORMATION.

          3.7.1. COMPANY FINANCIAL INFORMATION. Seller has delivered to Purchaser the following financial information with respect to the Company (the "Company Financial Information"): (a) an unaudited Company Balance Sheet and an unaudited Company Income Statement as of and for the year ended December 31, 1997 and (b) unaudited Company Balance Sheets and unaudited Company Income Statements as of and for each of the three-month period ended March 31, 1998 and the six-month period ended June 30, 1998 (provided that the financial statements referenced in this Section 3.7.1 shall not include the adjustments required by
SCHEDULE 2.2.1(b)). The Company Financial Information fairly presents in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the periods presented, in each case on the basis set forth in this Section 3.7.1 and the definitions contained in Article 11 hereof.

          3.7.2 UNICARE FINANCIAL INFORMATION. Seller has delivered to Purchaser the following financial information with respect to UNICARE (the "UNICARE Financial Information"): (a) the Audited Financial Statements (Statutory Basis) for the years ended December 31, 1997 and 1996 (audit date February 2, 1998) and (b) the unaudited UNICARE Balance Sheet and unaudited UNICARE Income Statement as of and for the three-month period ended March 31, 1998 (provided that the financial statements referenced in this Section 3.7.2 shall not include the adjustments required by SCHEDULE 2.2.1(b)). The UNICARE Financial Information fairly presents in all material respects the financial condition and results of operations of UNICARE as of the respective dates thereof and for the periods presented, in each case on the basis set forth in this Section 3.7.2 and the definitions contained in Article 11 hereof.

          3.7.3 STAT TO GAAP RECONCILIATION. Seller has delivered to Purchaser the STAT to GAAP reconciliation between the UNICARE Financial Information and the UNICARE column on the Company Financial Information with respect to and as of (i) the year ended December 31, 1997 and (ii) the three-month period ended March 31, 1998.

          3.7.4 UNDISCLOSED LIABILITIES. The Company and the Company Subsidiaries do not have any liabilities or obligations that are material to the Business which were required to be reflected or reserved against in the Company Financial Information or the UNICARE Financial Information and which were not so reflected or reserved against. Since June 30, 1998, neither the Company nor either Company Subsidiary has incurred any liability or obligation, except for liabilities or obligations (i) incurred in the ordinary course of business, (ii) as reflected on SCHEDULE 3.7.4, or (iii) that would not, individually or in the aggregate, materially adversely affect the value of the Business.

     3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. From June 30, 1998 through and including the date of this Agreement, except as set forth in SCHEDULE 3.8 or as contemplated herein, neither the Company nor either Company Subsidiary nor, with respect to the Business, Seller has:

           3.8.1 MATERIAL OBLIGATIONS. Incurred any material obligation or liability (fixed or contingent), except normal trade or business obligations and liabilities incurred in the ordinary course of business and obligations and liabilities in connection with the Transactions;

           3.8.2 DISCHARGE OR SATISFACTION OF LIENS. Discharged or satisfied any material lien, security interest or encumbrance or paid any material obligation or liability (fixed or contingent), other than pursuant to the terms of such obligation or in the ordinary course of business;

           3.8.3 ADDITIONAL LIENS. Mortgaged, pledged or subjected any assets or properties to any lien, security interest or other encumbrance (other than Permitted Liens);

           3.8.4 ACQUISITION OR DISPOSITION OF ASSETS. Transferred, leased or otherwise disposed of any assets or properties, or acquired any assets or properties, except those acquired, disposed of, sold or consumed in the ordinary course of business;

           3.8.5 RIGHTS IN LICENSES, TRADEMARKS, PATENTS. Transferred or granted any material rights under any Intellectual Property (other than licenses granted by the Company in the ordinary course of business);

           3.8.6 EMPLOYEE COMPENSATION. Made or granted any material wage or salary increase applicable generally to any group or classification of employees of the Company or either Company Subsidiary, entered into any written employment contract with any officer or employee of the Company or either Company Subsidiary or made any loan to, or entered into any transaction of any other nature with, any officer or employee of the Company or either Company Subsidiary; or

           3.8.7 MATERIAL CONTRACTS. Entered into any Material Contract, except for (i) the Transaction Documents, (ii) workers' compensation insurance contracts and (iii) other sales or purchases in the ordinary course of business consistent with past practice which do not exceed $150,000 in the aggregate (provided that no agreement evidencing such sale or purchase shall have a term greater than one year from the date of execution of such agreement).

     3.9 USE OF REAL PROPERTY. Neither the Company nor either Company Subsidiary, nor, with respect to the Business, Seller owns any real property. Except as set forth on SCHEDULE 3.9, neither the Company nor either Company Subsidiary nor, with respect to the

Business, Seller leases any real property. To Seller's knowledge, except as set forth in SCHEDULE 3.9, all such leasehold interests are used and operated in material compliance and conformity with all applicable leases. Seller has not received notice of any violation of any applicable zoning or building regulation or ordinance relating to such leasehold interests and, to the knowledge of Seller, there is no material violation of any such applicable zoning or building regulation or ordinance.

     3.10 TANGIBLE PERSONAL PROPERTY. The Company or the Company Subsidiaries are in possession of and have good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used in and individually or in the aggregate with other such property material to the Business. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in SCHEDULE 3.10.

     3.11 INTELLECTUAL PROPERTY.

          3.11.1 OWNERSHIP AND USE. The Company or the Company Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the Business in the same manner as presently conducted, except as otherwise disclosed in
SCHEDULE 3.11.1.

          3.11.2 INFRINGEMENT. Except as disclosed in SCHEDULE 3.11.2, during the one-year period ended on the date hereof, none of the directors or officers (or employees with responsibility for Intellectual Property matters) of Seller, the Company or either Company Subsidiary has received any charge, complaint, claim or notice alleging that the Company or either Company Subsidiary or, with respect to the Business, Seller has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties.

     3.12 CONTRACTS. Seller has delivered to Purchaser true and complete copies of, and has listed on SCHEDULE 3.12(a) hereto, the following Contracts (the "Material Contracts") to which the Company, the Company Subsidiaries or Seller is a party as of the date of this Agreement (in the case of Seller, to the extent such Contract relates to the Business and is material to the conduct of the Business):

               (i) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Company or either Company Subsidiary to engage in any business activity or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with the Company or either Company Subsidiary;

               (ii) all partnership and joint venture Contracts with any Person;

               (iii) all Contracts relating to indebtedness for borrowed money, including, but not limited to, letters of credit, mortgages or guarantees of debt obligations for borrowed money (including guarantees by way of acting as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise, but excluding guarantees in respect of Insurance Arrangements entered into by the Company or either Company Subsidiary in the ordinary course of business), in excess of $50,000 individually or $150,000 in the aggregate;

               (iv) all Contracts relating to (A) the future disposition or acquisition of any assets and properties exceeding $50,000 individually or $150,000 in the aggregate, other than dispositions or acquisitions in the ordinary course of business, and (B) any merger or other business combination;

               (v) other than annual salary commitments pursuant to at-will employment arrangements, all Contracts between the Company or either Company Subsidiary, on the one hand, and Seller, any officer, director or Affiliate (other than the Company or the Company Subsidiaries) of Seller, on the other hand, and providing for annual payments by or to the Company or either Company Subsidiary exceeding $50,000 individually or $150,000 in the aggregate;

               (vi) all Contracts that (A) limit or contain restrictions on the ability of the Company or either Company Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur indebtedness, to incur or suffer to exist any Lien, to purchase or sell any assets and properties of the Company or either Company Subsidiary, to change the lines of business in which it participates or engages or to engage in any merger or other business combination (other than agreements of Seller to which neither the Company nor either Company Subsidiary is a party and to which neither the Company nor either Company Subsidiary are subject or bound or will be subject or bound following the Closing) or
     (B) require the Company or either Company Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition (other than agreements of Seller to which neither the Company nor either Company Subsidiary is a party and to which neither the Company nor either Company Subsidiary is subject or bound or will be subject or bound following the Closing);

               (vii) all contracts and agreements (other than (A) insurance contracts (excluding runoff contracts and retrocessions) entered into by the Company or either Company Subsidiary in the ordinary course of business ("Insurance Arrangements"), (B) open trade accounts with respect to the purchase or sale by the Company or either Company Subsidiary of its supplies or products, respectively, in the ordinary course of business,
     (C) leases of real property listed in SCHEDULE 3.9 or not required to be listed thereon, (D) contracts described in or covered by any other subsection of this Section 3.12 or (E) contracts entered into in the ordinary course of business that are terminable on no more than 90 days' notice without penalty) with respect to which the aggregate amount reasonably expected to be paid or received thereunder in the future exceeds $150,000 per annum;

               (viii) investment management agreements, investment custody agreements and similar contracts and agreements (other than Insurance Arrangements pursuant to which the Company or either Company Subsidiary has
     (A) deposited funds in
     order to qualify as an approved or eligible insurer or (B) pledged funds to secure obligations under reinsurance contracts);

               (ix) all licenses granted by or to the Company or either Company Subsidiary which relate in whole or in part to registered service marks, patents, trade names, copyrights of the Company or the Company Subsidiaries and all pending applications for any of the foregoing or to any know-how or trade secrets;

               (x) all insurance contracts issued by the Company or either Company Subsidiary not in the ordinary course of business and all assumed or ceded reinsurance contracts and agreements, third party administration agreements, managing general agency agreements, fronting agreements, trust arrangements, managed care utilization or similar agreements and structured settlements entered into by the Company or either Company Subsidiary in the ordinary course of business or otherwise; and

               (xi) all intercompany Contracts that transfer, assign or reinsure insurance risk of the Company or the Company Subsidiaries to Seller or its Affiliates (other than the Company or the Company Subsidiaries).

          Seller has caused the Company to make available to Purchaser a list setting forth all employees of the Company and the Company Subsidiaries with annual total cash compensation in excess of $75,000 (including bonuses, commissions and other forms of cash compensation) for the period ended
December 31, 1997, indicating salary and bonus for each such employee. All Material Contracts are in full force and effect and enforceable against the Seller Party that is the party thereto, except where the failure to be in full force and effect and enforceable against such party would not have a material adverse effect on the Business. There does not exist under any Material Contract, any material default or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or material default thereunder on the part of Seller, the Company or either Company Subsidiary or, to the knowledge of Seller, any other party thereto except as set forth in SCHEDULE 3.12(b).

     3.13 LITIGATION.

          3.13.1 BUSINESS. Except as set forth in SCHEDULE 3.13.1, there are no actions, suits or proceedings relating to the Company, either Company Subsidiary or the Business pending or, to the knowledge of Seller, overtly threatened against Seller, the Company or either Company Subsidiary at law or in equity, or before or by any federal, state or other governmental agency or instrumentality. Except as set forth in SCHEDULE 3.13.1, there are no orders, judgments or decrees of any court or governmental agency, that apply to the Company or either Company Subsidiary, other than (i) orders, judgments or decrees which relate to Seller generally and not specifically to the Business and (ii) such orders, judgments or decrees that apply generally to companies providing workers' compensation insurance or administrative services.

          3.13.2 TRANSACTIONS. There are no actions, suits, proceedings or arbitrations pending or, to the knowledge of Seller, threatened against, relating to or affecting Seller, the Company or either Company Subsidiary which could reasonably be expected to result in the issuance of any writ, judgment, decree, injunction or similar order, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions.

     3.14 LABOR MATTERS. Neither the Company nor either Company Subsidiary is a party to any collective bargaining agreements or other labor union contracts or multiemployer plans. Except as set forth in SCHEDULE 3.14, (a) there are no material charges or allegations of unfair labor practices pending or, to Seller's knowledge, threatened under federal or state labor laws with respect to any employees of the Company or either Company Subsidiary, (b) there are no pending arbitration matters or grievance procedures with respect to any employees of the Company or either Company Subsidiary, (c) there is no pending or, to Seller's knowledge, threatened labor dispute, strike or work stoppage with respect to any employees of the Company or either Company Subsidiary and
(d) there is no pending or, to Seller's knowledge, threatened effort to unionize or organize any employees of the Company or either Company Subsidiary.

     3.15 EMPLOYEE BENEFIT PLANS. There is no employee benefit plan, policy, material practice or material arrangement maintained or contributed to by the Company or either Company Subsidiary at present or any prior time whether or not covered by ERISA for which Purchaser, the Company or either Company Subsidiary will have any liability. Set forth in SCHEDULE 3.15 is a list of all employees of the Company and the Company Subsidiaries as of the date hereof including employees of Seller or its Affiliates working primarily for the Business.

     3.16 TAXES.

          3.16.1    TAX MATTERS.  Except as set forth on SCHEDULE 3.16:

                    (i) The Company, the Company Subsidiaries and each affiliated group which includes the Company or either Company Subsidiary in a consolidated or combined Tax Return, have timely filed all Tax Returns required to be filed by them (taking into account all extensions for filing such Tax Returns) and all such Tax Returns are complete and accurate in all material respects. All Taxes shown as due on such Tax Returns have been timely paid in full;

                    (ii) No claim for assessment or collection of Taxes is presently being asserted against the Company or either Company Subsidiary. Neither the Company nor either Company Subsidiary is a party to any pending action, proceeding or investigation by any governmental authority for the assessment or collection of Taxes, nor does Seller have knowledge of any such threatened action, proceeding or investigation. No waivers or extensions of statutes of limitation in respect of any Tax Returns have been given by or on behalf of or requested of the Company or either Company Subsidiary, nor has the Company or either Company Subsidiary (or any Affiliate of Seller acting on behalf of the Company or either Company Subsidiary) agreed to any extension of time with respect to a Tax assessment or deficiency;

                    (iii)  Neither the Company nor either Company Subsidiary
     (A) has been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Seller) and (B) has liability for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign tax), as a transferee or successor, by contract, or otherwise. As of the Closing Date, neither the Company nor either Company Subsidiary will have any agreement, whether or not written, providing for the payment of Tax liabilities or entitlements to refunds with any other party;

                    (iv) There are no liens or encumbrances on any of the assets of the Company or of either Company Subsidiary that arose as a result of or are attributable to any failure (or alleged failure) to pay any Taxes (other than Taxes that are not due and payable or, if due and payable, not delinquent). The Company and the Company Subsidiaries have timely withheld all Taxes required to be withheld in connection with their respective business and assets (including Taxes required to be withheld by them in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party), and such withheld Taxes have been either timely paid to the proper governmental authorities or properly set aside in accounts for such purpose;

                    (v) All Tax deficiencies asserted or Tax assessments made against the Company or either Company Subsidiary as a result of the audit or examination of Tax Returns referred to in (i) above have been paid with no further amounts owed. All Taxes imposed on the Company or UNICARE for all taxable periods (or portions thereof) ending on or before the date of the most recent balance sheet included in the Company Financial Information and the UNICARE Financial Information have been paid or adequate reserves have been established therefor in the balance sheets included within such Company Financial Information and UNICARE Financial Information, and no Taxes have been incurred by the Company or either Company Subsidiary since the date of such balance sheets other than in the ordinary course of business; and

                    (vi) There are no outstanding adjustments to income or expense for Tax purposes applicable to the Company or either Company Subsidiary as a result of changes in methods of accounting effected on or before the Closing Date.

          3.16.2 TAX DEFINITIONS. For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean all federal, state, local or foreign income, payroll, employee withholding, unemployment insurance, social security, sales, use, service use, leasing use, excise, franchise, gross receipts, gross premiums, value added, alternative or add-on minimum, established, occupation, real and personal property, stamp, transfer, workers' compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), or other tax of the same or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Return" means any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes or income subject to taxation, or any amendment thereto, and including any schedule or attachment thereto.

     3.17 COMPLIANCE WITH LAW. Except as set forth on SCHEDULE 3.17(a), the Company and the Company Subsidiaries are in compliance with all laws, rules and regulations, judgments, decrees or orders of any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign, applicable to the Company, the Company Subsidiaries or the operations of the Business, except to the extent that any such violation does not have a material adverse effect on the Business. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), including any such actions relating to affirmative action claims or claims of discrimination, against the Company or either Company Subsidiary. UNICARE has been duly authorized by the relevant state insurance regulatory authorities to issue the insurance contracts that it is currently writing in the respective states in which it conducts the Business, with such authority listed state by state on SCHEDULE 3.17(b). The Company and the Company Subsidiaries have all material licenses, permits, consents, approvals and authorizations, including those set forth on SCHEDULE 3.17(b) (collectively, "Permits"), necessary to conduct the Business in the manner and in the areas in which it is presently being conducted, and all such Permits are valid and in full force and effect.

     3.18 COMMISSIONS. None of the Seller Parties nor any of their respective directors, officers, employees or agents have employed, or incurred any liability to, any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transactions.

     3.19 INSURANCE. SCHEDULE 3.19 contains a list of all of the in-force primary, excess and umbrella policies of general liability, property, auto, workers' compensation, directors' and officers' liability and other forms of insurance providing insurance coverage for the properties, operations and affairs of the Company and the Company Subsidiaries as of the date hereof. As of the date hereof, each of such policies is in full force and effect and no notice of termination of any such policy has been received by the Company or either Company Subsidiary.

     3.20 NO IMPROPER PAYMENTS. During Seller's ownership of the Company and the Company Subsidiaries, neither the Company nor either Company Subsidiary nor any of their respective officers and directors have: (i) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, which is prohibited by applicable judgment, order, decree, law, statute, rule or regulation (collectively, "Law"); or (ii) made any payment outside the ordinary course of business to any purchasing or selling agent, or person charged with similar duties, of any entity to which the Company, either Company Subsidiary or Seller sells or has sold, or from which the Company, either Company Subsidiary or Seller buys or has bought, products or services, which is prohibited by applicable Law.

     3.21 DISCLOSURE. No representation or warranty by Seller contained in this Agreement, or in any schedule, statement, exhibit, list, document, certificate or other item of information furnished by or on behalf of the Seller, the Company or either Company Subsidiary pursuant to this Agreement, or in connection with the Transactions, contains any untrue statement of a material fact or, to Seller's knowledge, omits to state a material fact necessary to make the statements made, in the light of the circumstances under which they are or were made, not misleading.

     3.22 POWERS OF ATTORNEY. Except with respect to powers of attorney granted in connection with the qualification to do business in foreign jurisdictions and other regulatory matters, neither the Company nor either Company Subsidiary has any power of attorney outstanding.

     3.23 FORMS OF POLICY. Each form of insurance policy, policy endorsement or amendment, reinsurance treaty and contract, certificate of insurance, application form and sales material used by the Company or either Company Subsidiary in any jurisdiction has, where required, been approved by the appropriate insurance or other regulatory authorities of such jurisdiction, except where the failure to obtain such approval would not have a material adverse effect on the Business.

     3.24 SUPPLIED INFORMATION. The data provided to Milliman & Robertson, Inc. to prepare the M&R Study (as defined in SCHEDULE 2.2.1(b)) were, as of the date provided, true, complete and correct in all material respects.

     3.25 CONDUCT OF BUSINESS. The Business is conducted exclusively by the Company Subsidiaries. Without limiting the foregoing, neither Seller nor any Affiliate of Seller (other than the Company Subsidiaries) conducts or is otherwise engaged in the Business. Except for businesses that will be removed from the Company and the Company Subsidiaries, by dividend or otherwise, prior to the Closing as contemplated by Sections 5.12 and 5.14 of this Agreement and except as set forth on SCHEDULE 3.25, neither the Company nor either Company Subsidiary is engaged in any business other than the Business.

     3.26 YEAR 2000 COMPLIANCE. Seller has formulated, and is currently in the process of implementing, a remediation plan designed to prevent the computer systems and applications owned by the Company or the Company Subsidiaries from being adversely affected by the transition from the twentieth century through the year 2000 and into the twenty-first century (the "Year 2000 Plan"). A copy of the Year 2000 Plan has been provided to Purchaser. To the knowledge of Seller, (i) the Year 2000 Plan is based upon reasonable assumptions and the objectives set forth in the Year 2000 Plan are reasonably achievable in the manner set forth therein within the time periods set forth therein, and
(ii) Seller's implementation of the Year 2000 Plan in the manner set forth in the Year 2000 Plan will not result in the transition from the twentieth century through the year 2000 and into the twenty-first century resulting in a material failure in the functioning of such computer systems and applications. Seller has met the scheduled objectives set forth in the Year 2000 Plan to be met on or prior to the date of this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. As an inducement for Seller to enter into this Agreement, Purchaser represents and warrants to Seller that each of the following statements is true and correct as of the date hereof:

     4.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business as a foreign corporation in the jurisdictions in which Purchaser conducts its business, except where the failure so to qualify will not have a material adverse effect on Purchaser's ability to perform its obligations under the Transaction Documents. Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

     4.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Purchaser. This Agreement has been, and each other Transaction Document to which Purchaser is a party will be at the Closing, duly executed and delivered by Purchaser and constitute or will, when delivered, constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

     4.3 EFFECT OF AGREEMENT. The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the Articles of Incorporation or By-laws of Purchaser or any judgment, award or decree or any material indenture, material agreement or other material instrument to which Purchaser is a party, or by which Purchaser or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien upon any of the properties or assets of Purchaser, except to the extent the effect thereof will not be materially adverse to Purchaser's ability to fulfill its obligations under the Transaction Documents to which it is a party.

     4.4  GOVERNMENTAL APPROVALS.  To the knowledge of Purchaser, except for
(a) filings pursuant to the HSR Act, (b) approvals or consents of any Governmental Entity under insurance holding company laws of the state in which UNICARE or Purchaser is domiciled and (c) matters specifically described in this Agreement, no approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required to be obtained by Purchaser for the execution and delivery by Purchaser of the Transaction Documents to which it is a party or the consummation by it of the Transactions except where the failure to obtain such approval, authorization, consent or order, to take such action or to make any such filing could not reasonably be expected to have a material adverse effect on Purchaser or its ability to perform its obligations under this Agreement or the Joint Marketing and Network Access Agreement.

     4.5 COMMISSIONS. Neither Purchaser nor any of its directors, officers, employees or agents have employed, or incurred any liability to, any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transactions.

     4.6 FINANCING. Purchaser has available cash under presently existing and enforceable credit lines that is sufficient to consummate the Transactions. No other financing is required to enable Purchaser to consummate to Transactions. To the extent such borrowings become unavailable, Purchaser will use its reasonable best efforts to promptly arrange for alternate financing for the Transactions, it being understood that any inability by Purchaser to obtain any necessary financing for the Transactions shall not excuse Purchaser's obligation to timely consummate the Transactions.

     4.7 INVESTIGATION. Purchaser has been provided with access to the books and records of the Company and UNICARE and has had the opportunity to ask questions of the officers and employees of Seller, the Company and UNICARE and to obtain such information about the Business as it has requested. With respect to any financial projection or forecast relating to the Business delivered by or on behalf of Seller to Purchaser, Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts,
(b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the financial or operating prospects of the Business and is therefore not relying on the adequacy and accuracy of any such projections and forecasts furnished to it and (d) it shall have no claim against Seller with respect thereto.

     4.8 LEGAL PROCEEDINGS. There are no actions, suits, proceedings or arbitrations pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets or properties which could reasonably be expected to result in the issuance of any writ, judgment, decree, injunction or similar order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions.

     4.9 PURCHASE FOR INVESTMENT. The Shares will be acquired by Purchaser for its own account for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Purchaser. Purchaser will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

5.   COVENANTS OF SELLER.

     5.1 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, unless Purchaser consents otherwise in writing (which consent shall not be unreasonably withheld) and except as otherwise specifically contemplated in this Agreement, Seller shall cause the Company and the Company Subsidiaries to and, with respect to the Business, Seller shall:

          5.1.1 ORDINARY COURSE. Conduct the Business and otherwise operate only in the ordinary course consistent with past practice, except as contemplated by this Agreement.

          5.1.2 SALE OF ASSETS. Not transfer or encumber any of their assets or properties, except for any transfer or encumbrance in the ordinary course of business consistent with past practice.

          5.1.3 MAINTENANCE OF ASSETS. Maintain the assets and properties of the Company and the Company Subsidiaries in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, and except for assets and properties of the

Company or the Company Subsidiaries disposed of, sold or consumed in the ordinary course of business.

          5.1.4 MATERIAL CONTRACTS. Not materially amend any Material Contract or enter into any contract that would constitute a Material Contract (unless such Material Contract involves payments by the Company or the Company Subsidiaries of less than or equal to $50,000 per annum or is terminable on no more than 90 days' notice without penalty by the Company or the Company Subsidiaries).

          5.1.5 EMPLOYMENT CONTRACTS. Not enter into any employment contract with any employees of the Company or the Company Subsidiaries or increase the compensation of any of the Company's or the Company Subsidiaries' current officers or key employees other than normal annual increases consistent with past practice (which with respect to any individual officer or key employee shall not exceed 5% of such person's total annual compensation as of the date hereof).

          5.1.6 CORPORATE CHARTER. Not amend the Articles of Incorporation or By-laws of the Company or either Company Subsidiary or take any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of the Company or either Company Subsidiary.

          5.1.7 CAPITAL STOCK. Not authorize, issue, sell or otherwise dispose of any shares of capital stock of or any option or right to purchase capital stock with respect to the Company or either Company Subsidiary, or modify or amend any right of any holder of outstanding shares of capital stock or any such option or right with respect to the Company or either Company Subsidiary.

          5.1.8 DIVIDENDS AND DISTRIBUTIONS. Not declare, set aside or pay any dividend or other distribution in respect of any outstanding policies or the capital stock of the Company or either Company Subsidiary, or directly or indirectly redeem, purchase or otherwise acquire any capital stock of or any option or right to purchase capital stock with respect to the Company or either Company Subsidiary.

          5.1.9 BUSINESS COMBINATIONS. Not engage with any Person in any merger or other business combination directly involving the Company or either Company Subsidiary.

          5.1.10 EMPLOYEE TERMINATIONS. Not (a) terminate the employment of any employee of the Company or the Company Subsidiaries as of the date of this Agreement, except in circumstances where the basis for termination is because the employee has engaged in conduct that is criminal or materially injurious to the Company or the Company Subsidiaries, or (b) transfer any employee of the Company or the Company Subsidiaries to a different corporate entity or division affiliated with Seller. Furthermore, neither Seller nor any of its Affiliates shall solicit or hire or solicit to employ any employee of the Company or either Company Subsidiary.

          5.1.11 CONTRACT. Not enter into any Contract to do or engage in any of the foregoing.

     5.2 ACCESS. During the period from the date hereof to the Closing Date, Seller (a) will during ordinary business hours and upon reasonable notice from Purchaser, permit Purchaser and its authorized representatives to have reasonable access to the assets, properties, employees, accountants and actuaries of the Company or the Company Subsidiaries, provided that such access shall not unreasonably interfere with the operation or conduct of the Business,
(b) will not object to Purchaser's reasonable attempts to contact brokers and other producers of the Company and the Company Subsidiaries and (c) will furnish, as soon as reasonably practicable, to Purchaser or its authorized representatives such other information (including, without limitation, information concerning loss reserves) in Seller's, the Company's or the Company Subsidiaries' possession with respect to the Business, the Company or the Company Subsidiaries as Purchaser may from time to time reasonably request. Unless otherwise required by law and until the Closing Date, Purchaser will hold any such information which is non-public in confidence in accordance with the provisions of the Confidentiality Agreement.

     5.3 PERMITS AND CONSENTS. As promptly as practicable after the date hereof, Seller shall, and shall cause the Company and the Company Subsidiaries to, make all filings with governmental bodies and other regulatory authorities (including under the HSR Act), and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required for Seller, the Company and the Company Subsidiaries to consummate the Transactions; PROVIDED, HOWEVER, that nothing contained in this Agreement shall require Seller, the Company or the Company Subsidiaries to pay any fee or other amount to obtain any such permit, approval, authorization or consent, other than filing and similar fees required by any Governmental Entity. Seller shall furnish promptly to Purchaser all information that is in Seller's or the Company's or the Company Subsidiaries' possession and not otherwise available to Purchaser that Purchaser may reasonably request in connection with any such filing to be made by Purchaser; PROVIDED, HOWEVER, that nothing contained herein shall be deemed to provide Purchaser with a right to review any information provided by Seller, the Company or the Company Subsidiaries to any Governmental Entity on a confidential basis pursuant to the HSR Act.

     5.4 FULFILLMENT OF CONDITIONS. Seller will execute and deliver at the Closing such Transaction Documents that Seller is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company or the Company Subsidiaries to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

     5.5 POST-CLOSING NOTIFICATIONS. Seller agrees that it will, and will cause its Affiliates (other than the Company or the Company Subsidiaries) to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control or other law of any governmental entity having jurisdiction over the Company and the Company Subsidiaries.

     5.6 EXCLUSIVITY; ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated by either party pursuant to Section 9 hereof, Seller and its Affiliates shall not, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person relating to (x) any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company or either Company Subsidiary, or any merger, consolidation, business combination or similar transaction with the Company or either Company Subsidiary, or (y) any other material transaction incompatible with the transactions contemplated by this Agreement (including, without limitation, a joint venture or other similar transaction), or (ii) participate in any discussions or negotiations regarding, furnish to any other person any confidential information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

     5.7 POST-CLOSING ACCESS. In connection with any matter relating to any period of time ending on or prior to the Closing Date, Seller and its Affiliates will, upon the request and at the expense of Purchaser, permit Purchaser and its representatives access at reasonable times and on reasonable notice and during normal business hours to the books and records of Seller and its Affiliates related to the Business, to the extent that such access is reasonably required by Purchaser in connection with (i) the preparation of any required tax returns or financial reports or (ii) any claim, litigation, audit or investigation or any other proper purpose arising out of Seller's ownership of the Company and the Company Subsidiaries prior to the Closing, PROVIDED that the foregoing
(i) will be done in a manner so as not to interfere unreasonably with the conduct of the business of Seller and its Affiliates and (ii) does not apply to items or activities covered or contemplated by the Administrative Services Agreement. Seller will, and will cause its Affiliates to, retain such books and records in accordance with such companies' record retention policies as presently in effect. During the seven-year period beginning on the Closing Date, Seller and its Affiliates will not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days' prior written notice to Purchaser offering to surrender the same to Purchaser at Purchaser's expense.

     5.8 FIRPTA CERTIFICATE. At or prior to the Closing, Seller shall provide Purchaser with a certificate described in Treas. Reg. Section 1.1445-5(b)(3) to the effect that, as contemplated by such certificate, Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and regulations thereunder).

     5.9 TAX SHARING AGREEMENT RELEASES. At or prior to the Closing, Seller shall cause the Company and the Company Subsidiaries to execute and deliver to Seller, and Seller, on its behalf and on behalf of its Affiliates, shall execute and deliver to the Company and the Company Subsidiaries, releases with respect to any prior tax sharing agreements, in form and substance reasonably satisfactory to Purchaser. Nothing in such releases shall affect any person's obligations under this Agreement.

     5.10 NON-COMPETITION. For the period commencing with the Closing Date and ending on the later of (a) the third anniversary of the Closing Date and (b) the date of termination of the Joint Marketing and Network Access Agreement (provided that in no event shall such period extend beyond the fifth anniversary of the Closing Date irrespective of whether or not the Joint Marketing and Network Access Agreement is terminated) (the "Restricted Period"), Seller agrees that it shall not, and it shall cause its Affiliates not to, individually or jointly with others, whether for their own account or for that of any other Person, engage in, or own or hold any ownership or debt interest in, or control or otherwise participate in, or act as a partner or principal of any Person that engages in, the workers' compensation insurance business (the "Restricted Business") within the United States, provided that it shall not be a violation of this Agreement for Seller or its Affiliates (i) to own or hold a passive investment as part of its investment portfolios in any Person which engages in the Restricted
Business in the United States or to take any action contemplated by the Joint Marketing and Network Access Agreement, (ii) to acquire any business competitive with the Business if such acquired business is primarily engaged in a business other than workers' compensation insurance or (iii) to provide workers' compensation managed care services (such as the MCS Business).

     5.11 NON-SOLICITATION. During the Restricted Period, neither Seller nor any of its Affiliates shall (a) solicit to hire or solicit to employ any employee of the Company or either Company Subsidiary or induce or endeavor to induce any employee of the Company or either Company Subsidiary to leave his or her employment, other than as part of a general solicitation of employees not directed specifically to the Company or either Company Subsidiary or the Company's or either Company Subsidiary's employees or (b) hire or employ any of those employees of the Company or either Company Subsidiary which Purchaser shall designate in writing prior to Closing, provided that the number of such employees shall not exceed 25 in the aggregate. Such designation by Purchaser shall be subject to Seller's approval which shall not be unreasonably withheld. Clause (b) above shall not prevent Seller or any of its Affiliates from hiring or employing any employee of the Company or either Company Subsidiary whose employment has been involuntarily terminated by the Company or either Company Subsidiary (at the direction or, or upon notice to and with the consent or acquiescence of, Purchaser) prior to or as of the Closing Date or by Purchaser or the Company or either Company Subsidiary after the Closing Date.

     5.12 NON-BUSINESS SUBSIDIARIES. Seller shall cause the Company to dispose of all assets and liabilities other than the Company Subsidiaries Shares and those set forth on SCHEDULE 5.12, by dividend or otherwise, prior to the Closing such that, immediately prior to the Closing, the Company shall have no assets or liabilities other than the Company Subsidiaries Shares and those set forth on
SCHEDULE 5.12, and shall be engaged in no operations other than as a holding company for the Company Subsidiaries Shares.

     5.13 REAL ESTATE LEASES. Seller shall cause the Company and the Company Subsidiaries, as the case may be, to transfer and assign all real estate leases to which the Company or either Company Subsidiary is a party to Seller or its Affiliates (other than the Company or the Company Subsidiaries) and Seller or its Affiliates (other than the Company or the Company Subsidiaries) shall assume all such real estate leases such that, as of the Closing, neither the Company nor either Company Subsidiary shall have any further liability or obligation under any such real estate lease.

     5.14 REMOVAL OF MANAGED CARE BUSINESS. Seller shall, on or prior to the Closing Date, cause the Company and the Company Subsidiaries to transfer all of the employees and assign all of the assets and liabilities associated with the MCS Business, all as shown on SCHEDULE 5.14, to an affiliate of Seller (other than the Company or the Company Subsidiaries) such that, as of the Closing, neither the Company nor either Company
Subsidiary shall have any furtheR liability or obligation related to the MCS Business.

     5.15 INTERCOMPANY AGREEMENTS.  Except for the Contracts listed on
SCHEDULE 3.12(xi), Seller shall terminate or cause to be terminated all agreements between the Company or either Company Subsidiary, on the one hand, and Seller or its Affiliates (other than the Company or the Company Subsidiaries), on the other hand, such that, as of the Closing, neither the Company nor either Company Subsidiary shall have any further liability or obligation under any such agreement.

     5.16 LIQUIDATION OF PORTFOLIO. On or prior to the Closing Date, Seller shall cause UNICARE to replace, consistent with applicable laws and regulations, all, but not less than all, invested assets in the investment portfolio of UNICARE (other than special deposits listed on SCHEDULE 5.16) with one or more U.S. Treasury securities of equivalent fair market value, provided that such U.S. Treasury securities so substituted shall have a maturity of no later than 60 days after the Closing Date. Seller shall timely make all required notifications and filings with Governmental Entities and pledgees in connection with the transactions contemplated by this Section 5.16.

     5.17 PROVISIONAL NOTICE OF TERMINATION. As soon as practicable after the date hereof, Seller shall cause each of the Company and the Company Subsidiaries to give provisional notice of cancellation, effective as of the Closing Date, of
(i) the agreement between the Company and Conning & Company dated April 1, 1991, including the addendum thereto effective October 1, 1994, (ii) the Agreement of Reinsurance No. 8294 between UNICARE and General Reinsurance Corporation dated April 1, 1997 and Endorsement No. 1 dated January 6, 1998 to Agreement of Reinsurance No. 8294 between UNICARE and General Reinsurance Corporation (provided that such provisional notice of cancellation does not result in any cost or liability to Seller or its Affiliates), and (iii) such additional agreements to which the Company or either Company Subsidiary is a party as are mutually agreed upon by the parties hereto prior to Closing.

     5.18 YEAR 2000 COMPLIANCE PLAN. From the date hereof through the Closing Date, Seller will, and will cause each of the Company and the Company Subsidiaries to, use their respective best efforts to continue to implement the Year 2000 Plan in accordance with its terms.

     5.19 YEAR 2000 ASSISTANCE. Following the Closing and until completion of the Year 2000 Plan, Seller shall provide Purchaser, the Company and the Company Subsidiaries all technical, programming and information technology management assistance and information requested by Purchaser as is reasonably necessary to permit Purchaser, the Company and the Company Subsidiaries to complete and implement the Year 2000 Plan with respect to the Business. Seller shall be reimbursed by Purchaser on a monthly basis for its reasonable fully allocated costs in providing such assistance.

     5.20 SUPPLEMENTAL FINANCIAL STATEMENTS. Seller shall provide to Purchaser as soon as practicable (and in any event no later than August 15, 1998) an unaudited UNICARE Balance Sheet and an unaudited UNICARE Income Statement as of and for the six-month period ended June 30, 1998 (provided that the foregoing financial statements shall not include the adjustments required by SCHEDULE 2.2.1(b)) (the "Supplemental Financial Statements"). Seller shall deliver to Purchaser concurrent with the delivery of the Supplemental Financial Statements (i) a certificate containing a representation and warranty to the effect that the Supplemental Financial Statements fairly present in all material respects the financial condition and results of operations of UNICARE as of June 30, 1998 and for the six-month period then ended on the basis set forth in this Section 5.20 and the definitions contained in Article 11 hereof and (ii) a STAT to GAAP reconciliation between the Supplemental Financial Information and the UNICARE column on the Company Financial Information with respect to and as of the six-month period ended June 30, 1998.

6.   COVENANTS OF PURCHASER.

     6.1 PERMITS AND CONSENTS. As promptly as practicable after the date hereof, Purchaser will make all filings with governmental bodies and other regulatory authorities (including under the HSR Act) required by Seller in connection with the Transactions, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required for Purchaser to consummate the Transactions. Purchaser shall promptly furnish to Seller all information that is in Purchaser's possession and not otherwise available to Seller which Seller may reasonably request in connection with any such filing to be made by Seller; PROVIDED, HOWEVER, that nothing contained herein shall be deemed to provide Seller with a right to review any information provided by Purchaser to any Governmental Entity on a confidential basis pursuant to the HSR Act.

     6.2 ACCESS TO BOOKS AND RECORDS. After the Closing, upon reasonable written notice, Purchaser will furnish or cause to be furnished to Seller and its representatives, employees, counsel and accountants, access, during normal business hours, such information (including records pertinent to the Company or the Company Subsidiaries) and reasonable assistance relating to the Company or the Company Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns or the defense of any claim or assessment of Taxes; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of Purchaser, the Company, the Company Subsidiaries or their Affiliates.

     6.3 FULFILLMENT OF CONDITIONS. Purchaser will execute and deliver at the Closing each Transaction Document that Purchaser is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

     6.4 POST-CLOSING ACCESS. In connection with any matter relating to any period of time ending on or prior to the Closing Date, Purchaser will, upon the request and at the expense of Seller, permit Seller and its representatives access at reasonable times and on reasonable notice and during normal business hours to the books and records of the Company and either Company Subsidiary, to the extent that such access is reasonably required by Seller in connection with (i) the preparation of any required Tax Returns or financial reports or (ii) any claim, litigation, audit or investigation or any other proper purpose arising out of Seller's ownership of the Shares prior to the Closing, PROVIDED that the foregoing will be done in a manner so as not to interfere unreasonably with the conduct of the business of the Company and the Company Subsidiaries, and PROVIDED, FURTHER, that with respect to (ii), Purchaser shall also make available upon the reasonable request of Seller or its counsel, at the expense of Seller, (x) employees and other persons within the control of or available to the Company, either Company Subsidiary or Purchaser to consult with and assist Seller and its counsel regarding any such proceedings and to prepare for and testify in connection with any such proceedings and to prepare for and testify in connection with any such proceedings, including depositions, trials and arbitration proceedings and
(y) such other resources as may be within the control of or available to the Company, either Company Subsidiary or Purchaser. Purchaser will or will cause the Company and the Company Subsidiaries to retain such books and records in accordance with the Company's record retention policies as presently in effect. During the seven-year period beginning on the Closing Date, Purchaser will not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving
60 days' prior written notice to Seller offering to surrender the same to Seller at Seller's expense.

     6.5 POST-CLOSING NOTIFICATIONS. Purchaser agrees that it will, and each will cause its Affiliates (including the Company and the Company Subsidiaries) to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control or other law of any governmental entity having jurisdiction over the Company and the Company Subsidiaries.

7.   CONDITIONS PRECEDENT.

     7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement are subject, at the option of Purchaser, to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

          7.1.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in Sections 3.5 and 3.6 of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. All other representations and warranties contained in this Agreement or in any certificate delivered to Purchaser pursuant hereto shall be true and correct on and as of the Closing Date (assuming that each representation or warranty qualified by materiality or material adverse effect was not so qualified), except (i) in such cases where the failure to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the Business, and (ii) with respect to representations and warranties which address matters only as of a particular date, such representations and warranties shall remain true and correct as of such particular date (assuming that such representations and warranties, if qualified by materiality or material adverse effect, were not so qualified). Seller shall have delivered to Purchaser a certificate to such effect;

          7.1.2 COMPLIANCE WITH COVENANTS. Seller shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Seller shall have delivered to Purchaser a certificate to that effect;

          7.1.3 OPINION OF COUNSEL FOR SELLER. Purchaser shall have received the favorable opinion of Gibson, Dunn & Crutcher LLP, counsel to Seller, dated the Closing Date, substantially in the form attached as EXHIBIT D, except with respect to regulatory matters as to which Purchaser shall have received the favorable opinion of Thomas C. Geiser, Esq., General Counsel to Seller, dated the Closing Date;

          7.1.4 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or overtly threatened by any Governmental Entity seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions;

          7.1.5 NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect;

          7.1.6 CONSENTS AND GOVERNMENTAL APPROVALS. All approvals and consents by any Governmental Entity required to be made or obtained by any party hereto in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Transactions shall have been made or obtained and be in full force and effect. Complete and correct copies of all such approvals and consents shall have been delivered by each party to each other party. Without limiting the generality of the foregoing, the notifications of the parties pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or early termination of the waiting period shall have been approved by the appropriate regulatory authority. Purchaser shall have obtained all necessary legal and regulatory approvals for the purchase of the Shares, including, without limitation, approval or assurances thereof from the California Department of Insurance;

          7.1.7 DELIVERY OF SHARES. Seller shall have delivered to Purchaser a certificate or certificates representing the Shares, any other documents of transfer required by Section 2.2 and all other documents, certificates and agreements necessary to convey good and valid title to the Shares, free and clear of any Liens;

          7.1.8 RESIGNATION OF DIRECTORS. All directors of the Company and UNICARE whose resignations shall have been requested by Purchaser shall have submitted their resignations or been removed from office effective as of the Closing Date; and

          7.1.9 OTHER TRANSACTION DOCUMENTS. Each of the Seller Parties shall have executed and delivered to Purchaser original counterparts of each Transaction Document to which it is a party, including, without limitation,
(a) the Joint Marketing and Network Access Agreement, (b) the License Agreement and (c) the Administrative Services Agreement.

     7.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

          7.2.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (assuming that each representation and warranty qualified by materiality or material adverse effect was not so qualified), except (i) in such cases where the failure to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Joint Marketing and Network Access Agreement, and (ii) with respect to representations and warranties which address matters only as of a particular date, such representations and warranties shall remain true and correct as of such particular date (assuming that such representations and warranties, if qualified by materiality or material adverse effect, were not so qualified). Purchaser shall have delivered to Seller a certificate containing a representation to such effect;

          7.2.2 COMPLIANCE WITH COVENANTS. Purchaser shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Purchaser shall have delivered to Seller a certificate to that effect;

          7.2.3 OPINION OF COUNSEL FOR PURCHASER. Seller shall have received the favorable opinion of Wilson Sonsini Goodrich & Rosati, counsel for Purchaser, dated the Closing Date, substantially in the form attached as EXHIBIT E;

           7.2.4 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or overtly threatened by any Governmental Entity seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions;

          7.2.5 NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect;

          7.2.6 CONSENTS AND GOVERNMENTAL APPROVALS. All approvals and consents by any Governmental Entity required to be made or obtained by any party hereto in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Transactions shall have been made or obtained and be in full force and effect. Complete and correct copies of all such approvals and consents shall have been delivered by each party to each other party. Without limiting the generality of the foregoing, the notifications of the parties pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or early termination of the waiting period shall have been approved by the appropriate regulatory authority;

          7.2.7 PURCHASE PRICE. Purchaser shall have delivered the Purchase Price in accordance with Section 2.3; and

          7.2.8 OTHER TRANSACTION DOCUMENTS. Purchaser shall have executed and delivered to Seller original counterparts of each Transaction Document to which it is a party, including, without limitation, (a) the Joint Marketing and Network Access Agreement, (b) the License Agreement and (c) the Administrative Services Agreement.

8.   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS.

     8.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.6, 4.1 and 4.2 shall survive indefinitely, the representations and warranties set forth in Sections 2.4 and 3.16 shall survive until the expiration of all applicable statutes of limitation (not taking into account any waivers or extensions thereof not granted or consented to in advance in writing by Seller) with respect to the matters covered thereby and the representations and warranties set forth in Section 3.26 shall survive until December 31, 2000. All other representations or warranties contained herein shall survive for a period of eighteen months from the Closing Date and shall then expire. Upon the expiration of a representation or warranty pursuant to this Section 8.1, unless written notice of a claim based on such representation or warranty specifying in reasonable detail the facts on which the claim is based shall have been delivered to the Indemnifying Party prior to the expiration of such representation or warranty, such representation or warranty shall be deemed to be of no further force or effect, as if never made, and no action may be brought based on the same, whether for breach of contract, tort or under any other legal theory.

     8.2  AGREEMENTS TO INDEMNIFY.

          8.2.1 SELLER INDEMNITY. Subject to the terms and conditions of this Section 8 and Section 10.6, Seller hereby agrees to indemnify, defend and hold Purchaser and its Affiliates, employees, directors, officers, stockholders and agents harmless from and against all Losses incurred by Purchaser and Purchaser's Affiliates, employees, directors, officers, shareholders and agents resulting from (a) a breach of any representation, warranty or covenant of Seller made in this Agreement (after taking into account the exceptions set forth in Seller's Schedules and assuming that each representation, warranty or covenant qualified by materiality or material adverse effect was not so qualified), (b) the failure of the representations and warranties set forth in
Article 3 or the certificate delivered pursuant to Section 5.20 to be true and correct as of the Closing Date (except for representations and warranties contained in Sections 3.8 and 3.12, which shall be true and correct as of the date of this Agreement) (after taking into account the exceptions set forth in Seller's Schedules and assuming that each representation, warranty or covenant qualified by materiality or material adverse effect was not so qualified), or
(c) any litigation, suit, cause of action or other claim that the use of the name "UNICARE" by Seller or any of its Affiliates prior to the Closing Date infringed upon the intellectual property rights of any third party.

          8.2.2 PURCHASER INDEMNITY. Subject to the terms and conditions of this Section 8, Purchaser hereby agrees to indemnify, defend and hold Seller and its Affiliates, employees, directors, officers, stockholders and agents harmless from and against all Losses incurred by Seller and Seller's employees, directors, officers, shareholders, agents and Affiliates resulting from (a) a breach of any representation, warranty or covenant of Purchaser made in this Agreement (assuming that each representation, warranty or covenant qualified by materiality or material adverse effect was not so qualified), (b) any violation of the Worker Adjustment and Retraining Notification Act or otherwise arising under said Act and relating in any manner to the Transactions or (c) the conduct of the Business after the Closing except in the case of clause (c) to the extent that such Losses arise from the conduct of the Business prior to the Closing and as to which there was any inaccuracy or breach of a representation, warranty or covenant of Seller as contained in this Agreement (without regard to whether the applicable survival period shall have expired as provided in Section 8.1 hereof).

          8.2.3 INDEMNIFICATION THRESHOLD. No claim for indemnification will be made by either party hereunder unless the aggregate of all Losses incurred by such party and its Affiliates, employees, directors, officers, stockholders and agents otherwise indemnified against hereunder exceeds five percent (5%) of the Purchase Price after which such party and its Affiliates, employees, directors, officers, stockholders and agents shall be entitled to recover all Losses indemnified against hereunder in excess of such 5% threshold, plus 50% of the Losses which counted to such 5% threshold; PROVIDED, HOWEVER, that the foregoing shall not apply to any claims that result from a breach of Sections 5.12, 5.13 or 5.14 of this Agreement. With respect to claims for indemnification arising as a result of a breach of Sections 5.12 or 5.14 or this Agreement, Purchaser and its Affiliates, employees, directors, officers, stockholders and agents shall be entitled to recover all Losses incurred as a result of such breach. With respect to claims for indemnification arising as a result of a breach of Section 5.13 of this Agreement, Purchaser and its Affiliates, employees, directors, officers, stockholders and agents shall be entitled to recover all Losses incurred as a result of such breach in excess of $100,000.

          8.2.4 MAXIMUM LOSSES. No claim for indemnification of Losses (whether in an action for indemnification or otherwise) may be made by either party hereunder to the extent the aggregate Losses claimed (including any Losses previously recovered, but excluding Losses under Section 8.2.2(b) or Losses arising as a result of a breach of Sections 5.12, 5.13 or 5.14) by such party exceeds fifty percent (50%) of the Purchase Price.

          8.2.5 SUBROGATION. If the Indemnifying Party makes any payment under this Section 8 in respect of any Losses, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Losses; PROVIDED, HOWEVER, that the Indemnifying Party shall not have any rights of subrogation with respect to the other party hereto or any of its Affiliates or any of its or its Affiliates' officers, directors, agents or employees.

          8.2.6 LOSS RESERVES. The parties hereto agree that, for all purposes of this Agreement (including the computation of the Initial Purchase Price and Closing Purchase Price) the loss reserves of the Business shall be computed in accordance with SCHEDULE 2.2.1(b). Purchaser acknowledges that it is a material inducement to Seller agreeing to enter into this Agreement that Purchaser agree to such computation of loss reserves. Purchaser shall have no claim for indemnification hereunder with respect to any adverse loss development occurring in the Business with respect to any period on or prior to the Closing (except to the extent that such claim arises as a result of fraud or intentional misrepresentation on Seller's part with respect to the computation of the loss reserves of the Business) and such adverse development shall not be considered a breach of Section 3.7 or any other representation or warranty of any Seller Party herein. Notwithstanding the foregoing, nothing in this Section shall limit Seller's representation in Section 3.24 hereof.

     8.3 CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of the Indemnifying Party to the Indemnified Party under Section 8.2 shall be subject to the following terms and conditions:

          8.3.1 NOTICE. Within 15 days after receipt of notice of commencement of any action or the assertion of any claim by a third party (but in any event at least ten days preceding the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the party asserting the claim), the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of such claim, process or other legal pleading (provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have hereunder except to the extent that the Indemnifying Party is prejudiced by such failure), and the Indemnifying Party shall have the right to undertake the defense, compromise or settlement of such claim thereof (at the Indemnifying Party's expense) with representatives of its own choosing that are reasonably satisfactory to the Indemnified Party; PROVIDED, HOWEVER, that (i) the Indemnifying Party shall not settle or compromise such claim without the Indemnified Party's consent, which consent shall not be unreasonably withheld and (ii) the Indemnified Party shall have the right to participate in the defense, compromise or settlement of such claim at the Indemnified Party's expense.

          8.3.2 FAILURE TO ASSUME DEFENSE. If the Indemnifying Party, by the thirtieth day after receipt of notice of any such claim (or, if earlier, by the fifth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; PROVIDED, HOWEVER, that the Indemnified Party shall not settle or compromise such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

          8.3.3 COOPERATION. In connection with any such indemnification, the Indemnified Party will cooperate in all reasonable respects with the reasonable requests of the Indemnifying Party.

     8.4 REMEDIES EXCLUSIVE. Except as provided in Sections 10.6 and 12.10, the remedies provided in this Section 8 shall be the exclusive remedy for monetary damages (whether at law or in equity). Without limiting the foregoing, neither Seller nor any of its officers, employees, agents, stockholders, Affiliates, consultants, investment bankers, legal advisers or representatives shall have any liability or obligation to Purchaser in respect of any statement, representation, warranty or assurance of any kind made by Seller, its representatives or any other person, including but not limited to, any statements made during any presentation by any employee or representative of Seller or the Company, except as otherwise provided in this Section 8.

     8.5 DAMAGES. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Transaction Document, no party (or its Affiliates) shall, in any event, be liable to the other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transactions.

9. TERMINATION. This Agreement may be terminated at any time on or prior to the Closing Date as follows:

     9.1 INJUNCTION. By either party if any court of competent jurisdiction in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

     9.2  MUTUAL AGREEMENT.  By mutual written agreement of the parties.

     9.3 TERMINATION DATE. By either party if the Closing shall not have occurred on or before December 31, 1998, unless such date is extended by the mutual written consent of the parties.

     9.4 MATERIAL BREACH. By either Purchaser or Seller, if there has been a material breach on the part of the other party in its representations, warranties or covenants set forth herein (assuming that any such representation, warranty or covenant qualified by materiality or material adverse effect was not so qualified) and such breach (a) as to Seller, constitutes a material adverse effect with respect to the Business or (b) as to Purchaser, constitutes a material adverse effect with respect to Purchaser's ability to perform its obligations under this Agreement or the Joint Marketing and Network Access Agreement; PROVIDED, HOWEVER, that if such breach is susceptible to cure the breaching party shall have thirty (30) business days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 9.4 in which to cure such breach.

     9.5  EFFECTS OF TERMINATION.  If this Agreement is terminated pursuant to
Section 9, all obligations of the parties hereunder (except for this Section and Sections 10.1, 10.2, 12.1, 12.7, 12.8, 12.9, 12.10 and 12.11) shall terminate without liability of any party to any other party, except as provided in the following sentence. Nothing contained in this Section 9.5 shall relieve any party of liability for any breach of this Agreement that occurred prior to the date of termination of this Agreement.

10.  OTHER COVENANTS.

     10.1 ANNOUNCEMENTS. Each party agrees not to make, nor cause to be made or permit any of its Affiliates to make, any news releases or other public announcements pertaining to the Transactions without first consulting the other party and attempting to formulate a mutually satisfactory arrangement for such disclosure, and in any case will make an announcement thereafter without the consent of the other only to the extent required by applicable law.

     10.2 CONFIDENTIALITY. The parties understand and agree that this Agreement is subject to the terms and conditions of the Confidentiality Agreement.

     10.3 EMPLOYEES.

               (a) The basic annual salary in effect on the date of Closing for each Employee shall be initially maintained subject to Purchaser's normal compensation guidelines. Each Employee shall be offered employee benefits reasonably equivalent to those offered by Purchaser and its Affiliates to their employees.

               (b) For the one-year period following the Closing Date, Purchaser will cause the Company to provide to the Employees severance benefits equal to those generally provided by Purchaser and its Affiliates to their employees.

               (c) Purchaser shall recognize all service with Seller and its Affiliates of the Employees for purposes of vesting and eligibility to participate in Purchaser's vacation, pension, 401(k), sick pay, severance and other employee benefit plans, but in no event shall such service prior to the Closing Date be taken into account in determining the accrual of benefits under any such benefit plan or arrangement. Any pre-existing condition requirements of Purchaser's medical benefit plans, evidence of insurability requirements of Purchaser's group term life insurance program and waiting periods for purposes of eligibility in any of Purchaser's employee welfare benefit plans shall be waived for the Employees. Purchaser agrees to comply with the terms of the Worker Adjustment and Retraining Notification Act with respect to Employee terminations after the Closing Date.

               (d) Prior to the Closing Date, Seller shall take whatever corporate action is necessary to ensure that the Company and the Company Subsidiaries shall cease being participating employers and shall cease co-sponsorship of any employee benefit plans that are "welfare plans" (as defined in Section 3(a) of ERISA) and that are jointly adopted, sponsored or maintained by Seller and Company or by either Company Subsidiary as of the Closing Date. The participation of Employees in any welfare plans sponsored by the Seller shall terminate as of the Closing Date, and neither Purchaser nor the Company or either Company Subsidiary shall have any liability or obligations with respect to such welfare plans after the Closing Date.

               Seller and Purchaser shall jointly cooperate and take such actions as may be reasonably necessary to permit, as soon as reasonably practicable following the Closing Date, the Employees of the Company or either Company Subsidiary maintaining accounts in Seller's Salary Deferral Savings Program to accomplish a "direct rollover" to the comparable plan maintained by Purchaser (with any outstanding loans to be transferred with all other transferred assets); provided that such direct rollovers can be accomplished without undue expense or administrative burden on Seller (in which case the parties shall negotiate in good faith an alternative method of handling such Employee accounts). Purchaser and Seller shall cooperate in making, and shall make, all appropriate filings required under the Code and ERISA and the regulations thereunder, and shall further cooperate to insure that the transfers described in this section satisfy the requirements of all applicable law and the regulations thereunder.

     10.4 NAME CHANGE OF THE COMPANY AND UNICARE. As promptly as practicable, but in any event no later than 30 days, after the Closing Date, Purchaser shall prepare and file with the California Department of Insurance the necessary documents and instruments in order to change the name of UNICARE such that the new name shall not resemble the current name of UNICARE in any way. As promptly as practicable, but in any event no later than 60 days, after the date on which the California Department of Insurance shall have approved the name change of UNICARE contemplated in the preceding sentence, Purchaser shall prepare and file with the appropriate governmental or other authorities the necessary documents and instruments in order to change the name of UNICARE such that the new name shall not resemble the current name of UNICARE in any way. Purchaser agrees
(a) to use its best efforts to obtain the necessary regulatory approvals as promptly as practicable following the Closing Date to effect the name change of UNICARE and (b) not to use the name of the Company or UNICARE other than in accordance with the License Agreement. On or prior to the Closing Date, Seller shall have prepared and filed with the appropriate governmental or other authorities the necessary documents and instruments in order to change the name of the Company such that the new name shall not contain the word "UNICARE."

     10.5 COOPERATION. Each party hereto agrees, both before and after the Closing, to execute any and all further documents and writings and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions (which shall not include any obligation to make payments).

     10.6 TAX MATTERS.

          10.6.1 TAX RETURNS. Seller shall prepare and file all federal, state, local and foreign Tax Returns which include the Company or either Company Subsidiary for all taxable periods ending on or before the Closing Date ("Pre-Closing Tax Periods"). Purchaser shall cause the Company and the Company Subsidiaries to sign such Tax Returns as reasonably requested by Seller. In the case of any taxable period that includes but does not end on the Closing Date (a "Straddle Period"), Purchaser shall prepare any required federal, state, local and foreign Tax Returns, and after providing Seller with copies no later than 30 days before the date due (including extensions) and receiving Seller's approval to file, shall file such Tax Returns. Except as contemplated in Schedule 2.2.1(b), each of Seller and Purchaser shall cause all Tax Returns addressed in this Section 10.6 to be prepared in accordance with applicable law and with the methodology used in prior taxable years.

          10.6.2 AMENDED RETURNS. Seller shall file any amended Tax Returns that include the Company or either Company Subsidiary for Pre-Closing Tax Periods which are required as a result of examination adjustments made by any taxing authority as finally determined. For those jurisdictions in which the amended Tax Return is required to be signed by the Company or either Company Subsidiary, any required amended Tax Returns for any

Pre-Closing Tax Period resulting from such examination adjustments, as finally determined, shall be prepared and furnished to the Company or either Company Subsidiary, as the case may be, for signature and filing at least 10 days prior to the due date for filing such returns. Purchaser shall not file and shall not permit to be filed any Tax Return with respect to the Company or either Company Subsidiary for any Pre-Closing Period, and shall not take or permit to be taken any position with respect to the Company or UNICARE inconsistent with any position taken by Seller, the Company or either Company Subsidiary in any Tax Return for a Pre-Closing Tax Period (other than a position with respect to any period following the Closing Date required by law).

          10.6.3 COOPERATION. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with each other in the preparation of all Tax Returns and shall provide, or cause to be provided, to such other party any records and other information reasonably requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of such other party and its Affiliates. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with the other party in connection with any tax investigation, tax audit or other tax proceeding relating to the Business. Any information obtained pursuant to this Section relating to Taxes shall be kept confidential by the other party.

          10.6.4    TAX PAYMENTS AND TAX RETURNS.

                    10.6.4.1 TAX PAYMENTS AND INDEMNIFICATION. Seller will pay, or cause to be paid (and shall indemnify and hold Purchaser harmless for and against) (a) all Taxes imposed on or with respect to the Company or either Company Subsidiary or their respective assets or operations for all Pre-Closing Tax Periods, and (b) all Taxes imposed on or with respect to the Company and the Company Subsidiaries or their respective assets or operations attributable to the portion of any Straddle Period ending on the Closing Date, in each case only to the extent such Taxes (i) have not been paid as of the Closing Date, (ii) have not been included as a liability (or a reduction in an asset) in the Company Closing Balance Sheet or the UNICARE Closing Balance Sheet, (iii) did not arise on the Closing Date as a result of actions taken by or at the request of Purchaser or its Affiliates (including, following the Closing, the Company or either Company Subsidiary) other than actions specifically contemplated by this Agreement, and (iv) are not described in clause (y) of the following sentence. Purchaser will pay or cause to be paid (and shall indemnify and hold Seller harmless from and against) (x) all Taxes of or with respect to the Company or either Company Subsidiary that are not described as being the responsibility of Seller in the preceding sentence, including but not limited to all such Taxes included as a liability on the Company Closing Balance Sheet or the UNICARE Closing Balance Sheet , and (y) all federal income Taxes (including any related interest, penalties and additions to Tax) incurred by Seller, the Company and the Company Subsidiaries in connection with the disallowance, for the taxable year of the Company and the Company Subsidiaries ending on the Closing Date, of all or any portion of the deduction for increases in the loss reserves of UNICARE contemplated in Schedule 2.2.1(b) and calculated using the methodology described in such schedule. Taxes relating to the Company and the Company Subsidiaries for any Straddle Period shall be apportioned (based on an interim closing of the books) between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning the day after the Closing Date in a fair and equitable manner consistent with past accounting practices as properly adjusted to reflect applicable Tax principles, or in the case of real, personal and intangible property taxes or any similar Tax, in accordance with the principles of Section 164(d) of the Code.

               10.6.4.2 METHOD OF PAYMENT. With respect to any Tax Return relating to a Straddle Period required to be filed by Purchaser pursuant to
Section 10.6.1, in the event Purchaser seeks indemnification from Seller pursuant to Section 10.6.4.1 for any Tax relating to such Tax Return, Purchaser shall provide a copy of such Tax Return to Seller at least ten (10) days prior to the due date (including valid extensions thereof) and filing date thereof, together with Purchaser's computation of Seller's responsibility for any portion of such Taxes. Seller shall be required to pay any amount owed pursuant to
Section 10.6.4.1 no later than the due date for filing such Tax Return. With respect to any Tax Return relating to a Pre-Closing Tax Period required to be filed by Seller pursuant to Section 10.6.1, in the event Seller seeks indemnification from Purchaser pursuant to Section 10.6.4.1 for any Tax relating to such Tax Return, Seller shall provide a copy of such Tax Return to Purchaser at least ten (10) days prior to the due date (including valid extensions thereof) and filing date thereof, together with Seller's computation of Purchaser's responsibility for any portion of such Taxes. Purchaser shall be required to pay any amount owed pursuant to Section 10.6.4.1 no later than the due date (including valid extensions thereof) for filing such Tax Return.

               10.6.4.3 AUDITS AND OTHER PROCEEDINGS. Purchaser will give prompt notice to Seller of the commencement of any audit or other proceeding which could give rise to a claim for payment or indemnity against Seller under this Agreement, and Seller will give prompt notice to Purchaser of the commencement of any audit or other proceeding which could give rise to a claim for payment or indemnity against Purchaser under this Agreement. Purchaser's or Seller's failure to give such prompt notice will reduce Seller's or Purchaser's respective indemnification obligation pursuant to Section 10.6.4.1 to the extent it is actually prejudiced by such failure. Following the Closing Date,
(i) Seller will control the conduct of all stages of any audit or other administrative or judicial proceeding with respect to all Taxes relating to Tax Returns of or relating to the Company or either Company Subsidiary required to be filed by Seller pursuant to Section 10.6.1, and (ii) Purchaser will control the conduct of all audits or administrative or judicial proceedings with respect to the Tax liability of the Company and the Company Subsidiaries for any other tax period or portion thereof; PROVIDED, HOWEVER, that Purchaser shall control at its expense that portion of any audit or other administrative or judicial proceeding with respect to any disallowance referred to in clause (y) of Section 10.6.4.1, but only to the extent such control by Purchaser does not materially interfere with Seller's ability to diligently address other issues in connection with such audit or proceedings, it being understood that Seller and Purchaser shall cooperate as reasonably requested in order to maximize Purchaser's ability to control such portion of such audit or proceedings without such interference.

                    (A) With respect to any audit or other proceeding that it controls, Seller (x) will give prompt notice to Purchaser of any Tax adjustment proposed in writing pursuant to any audit or other proceeding controlled by Seller with respect to the assets or activities of either of the Company or either Company Subsidiary; upon Purchaser's reasonable request will discuss with Purchaser and its counsel the position that Seller intends to take regarding any issue concerning such assets or activities; and
(y) will not, and will not permit any of its Affiliates to, enter into any settlement or agreement in compromise of any proposed adjustment which purports to bind Purchaser, the Company or either Company Subsidiary with respect to any tax period ending after the Closing Date without the express written consent of Purchaser, which consent will not be unreasonably withheld; and

                    (B) With respect to any audit or proceeding controlled by Purchaser and relating to any period or Tax with respect to which Seller may have an indemnification obligation hereunder, Purchaser (x) will afford Seller and its counsel a reasonable opportunity to participate in the conduct of any administrative or judicial proceeding regarding a proposed adjustment including, without limitation, the right to participate in conferences with tax authorities and submit pertinent material in support of Seller's position; and (y) will not, and will not permit any of its Affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise which could result in a claim for indemnification against Seller pursuant to this Agreement without Seller's express written consent, which consent will not be unreasonably withheld.

          10.6.5 TAX REFUNDS. Seller shall have the right to pursue and shall be entitled to retain, or to receive prompt payment from Purchaser, Company, the Company Subsidiaries and their Affiliates, to the extent secured by any of them, any overpayment, refund or credit of Taxes (including, without limitation, refunds and credits arising by reason of Tax Returns as originally filed or amended Tax Returns) relating to the Company and the Company Subsidiaries for Pre-Closing Tax Periods (and, in the case of any Straddle Period, Purchaser shall pursue any such overpayment, refund or credit of Taxes pertaining to such Straddle Period as reasonably requested by Seller and Seller shall have the right to retain or receive prompt payment of that portion of the overpayment, refund or credit relating to the portion of the Straddle Period ending on the Closing Date), including any Tax overpayment, refund or credit of Taxes paid with respect to any such period, only to the extent that any such Tax overpayment, refund or credit has not been included as an asset (or reduction of a liability) on the Company Closing Balance Sheet or in the computation of statutory surplus reflected in the UNICARE Closing Balance Sheet. Prior to formally asserting any such claim, Seller shall give Purchaser notice of its intent to pursue such claim in the event there is a reasonable likelihood that such claim could have an adverse effect on Purchaser, the Company or the Company Subsidiaries. Purchaser (or the Company and the Company Subsidiaries) shall have the right to pursue and shall be entitled to retain, or to receive prompt payment from Seller to the extent secured by it, any overpayment, refund or credit of Taxes relating to the Company or either Company Subsidiary to which Seller is not entitled pursuant to the preceding sentence. If Purchaser or its Affiliates or Seller or its Affiliates receives a Tax refund to which the other party is entitled pursuant to this Agreement, such party, as the case may be, shall pay or cause the recipient to pay the amount of such refund (including any interest received thereon) to such other party within ten (10) days after receipt thereof.

          10.6.6 EFFECT ON OTHER PROVISIONS. Except as provided in the last sentence of this Section 10.6.6 or in Section 10.6.9, Purchaser's right to indemnification pursuant to Section 10.6.4.1 shall be the sole recourse of Purchaser against Seller for or with respect to Taxes, and, without limiting the generality of the foregoing, except as provided in such sentence or in Section 10.6.9 Seller shall have no liability to Purchaser for or with respect to any Taxes arising following the Closing. Purchaser's indemnification rights under Section 10.6.4.1 and its rights under Section
10.6.9 shall not be subject to the provisions of Sections 8.2.3 or 8.2.4. Notwithstanding the foregoing and subject to Sections 8.1, 8.2.3, 8.2.4 and 8.3, Seller shall indemnify Purchaser for any Tax arising in a period following the Closing to the extent that (a) such Tax creates or results from a breach of a representation, warranty or covenant of Seller made in this Agreement, and (b) except with respect to a breach of the representations in
Section 3.16.1(vi) or the last sentence of Section 3.16.1(iii), Seller or its Affiliates receive a corresponding refund or reduction in Tax otherwise payable in a period prior to Closing (provided such reduction is not paid or payable to Purchaser hereunder), and any amount paid to Purchaser pursuant to this sentence shall be treated as a payment of a Loss for purposes of applying Sections 8.2.3 and 8.2.4.

          10.6.7 TAX ELECTION. Neither Seller, the Company nor either Company Subsidiary shall be entitled to make the election provided for in Treasure Regulations, Section 1.1502-20(g) in respect of the reattribution of the net operating losses or other tax attributes, if any, of the Company and/or either Company Subsidiary as of the Closing Date.

          10.6.8 CAPITAL LOSS CARRYBACKS. If the Company or either Company Subsidiary realizes a net capital loss in a Post-Closing Tax Period that is required to be carried back to a Pre-Closing Tax Period of the Seller, Purchaser shall inform Seller of such net capital loss and shall provide Seller with the information necessary to file a claim (a "Carryback Claim") for any refund of Taxes arising from such carryback and shall cooperate with Seller in pursuing such Carryback Claim. In the event a refund is received in respect of such net capital loss of the Company or either Company Subsidiary that is carried back to a Pre-Closing Tax Period (the amount of such refund, exclusive of any interest received thereon from the relevant taxing authority, the "Carryback Refund"), Seller shall be entitled to receive and retain such Carryback Refund (and any interest received with respect thereto) until the later of (a) the expiration of the limitations period during which the relevant taxing authority may disallow the Carryback Claim, and (b) the last date on which Seller or its Affiliates could be entitled by law to file a claim for refund of Taxes paid with respect to the year to which such Carryback Claim relates (such latest date, the "Expiration Date"). If as of the Expiration Date it can be determined that the filing of the Carryback Claim and receipt of the Carryback Refund did result in a reduction in the amount of a refund of Taxes that Seller or its Affiliates could have received if such Carryback Claim had not been filed and such Carryback Refund had not been received (the excess of the Carryback Refund over the amount of such reduction, if any, the "Excess Amount"), Seller shall, as soon as reasonably practicable after such determination, pay the Excess Amount to Purchaser, together with interest thereon from the date the Carryback Refund was received by Seller through the date of payment computed using the short-term applicable federal rate in effect under Section 1274(d) of the Code, adjusted monthly during such period.

          10.6.9    CORRELATIVE ADJUSTMENTS.

                    10.6.9.1 If any adjustment is made to any Tax Return relating to Seller or any of its Affiliates (including the Company and the Company Subsidiaries) for any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date

(whether such adjustment is a result of or in settlement of any audit, other administrative proceeding or the filing of an amended Tax Return to reflect the consequences of any determination made in connection with any such audit or proceeding or otherwise) and as a result thereof there is a correlative offsetting adjustment applicable to Purchaser or any of its Affiliates for any Post-Closing Tax Period or the portion of any Straddle Period beginning the day after the Closing Date, the party whose adjustment is favorable (I.E., the party to which there inures, directly or indirectly, a net Tax benefit as the result of any such adjustment (Purchaser or Seller, as the case may be)) shall pay to the other party the amount of such net Tax benefit at such time or times as and to the extent that such benefit is realized through a refund of Tax or actual reduction in the amount of Taxes which would otherwise be paid if such adjustment had not been made; PROVIDED, HOWEVER, that the party whose adjustment is favorable shall not be required to make a payment to the other party in excess of the amount (if any) of the net Tax detriment to such other party as a result of such adjustment; PROVIDED, FURTHER, that if the party whose adjustment is favorable realizes a net Tax benefit prior to the time the other party realizes a net Tax detriment, the party whose adjustment is favorable shall not be required to make any payment to the other party until such time or times as the net Tax detriment is actually realized by such other party.

                    10.6.9.2 If any adjustment is made to any Tax Return relating to Purchaser or any of its Affiliates (including the Company and the Company Subsidiaries) for any Post-Closing Tax Period or the portion of any Straddle Period beginning the day after the Closing Date (whether as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or the filing of an amended Tax Return to reflect the consequences of any determination made in connection with any such audit or proceeding or otherwise) and as a result thereof there is a correlative offsetting adjustment applicable to Seller or any of its Affiliates (including, with respect to such period or periods, the Company and the Company Subsidiaries) for any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, the party whose adjustment is favorable (I.E., the party to which there inures, directly or indirectly, a net Tax benefit as the result of such adjustment (Purchaser or Seller, as the case may be)) shall pay to the other party the amount of such net Tax benefit at such time or times as and to the extent that such benefit is realized through a refund of Tax or actual reduction in the amount of Taxes which would otherwise be paid if such adjustment had not been made; PROVIDED, HOWEVER, that the party whose adjustment is favorable shall not be required to make a payment to the other party in excess of the amount (if any) of the net Tax detriment to such other party as a result of such adjustment; PROVIDED, FURTHER, that if the party whose adjustment is favorable realizes a net Tax benefit prior to the time the other party realizes a net Tax detriment, the party whose adjustment is favorable shall not be required to make any payment to the other party until such time or times as the net Tax detriment is actually realized by such other party.

                    10.6.9.3 If either Purchaser or Seller makes a payment to the other party pursuant to subparagraphs (i) or (ii) above and (a) it is later determined by the applicable taxing authority that the party who made such payment is not entitled in whole or in part to the net Tax benefit which gave rise to such payment, then the party who received such payment shall promptly remit to the party who made such payment the amount of such payment that is attributable to the disallowed Tax benefit or (b) if, as a result of a correlative adjustment, an attribute arising in a later period which would otherwise be able to be carried back to the taxable year or years in which the party making the payment thereunder realized a net Tax benefit (a "Displaced Carryback") cannot be utilized, the party which received a payment pursuant to this Section 10.6.9 will repay to the other party an amount sufficient to place the other party in the same position (ignoring for the purpose any potential carryforward of the Displaced Carryback) as it would have been if the correlative adjustment had not occurred, except that the other party shall subsequently return an amount up to such repayment when, as and to the extent the payer actually receives a net Tax benefit from the Displaced Carryback.

                    10.6.9.4 For purposes of determining whether a correlative adjustment described in this Section 10.6.9 has a net Tax benefit or net Tax detriment to the party affected, all effects of such adjustment, including, without limitation, interest, penalties and additions to Tax required to be paid or received, any Tax imposed upon a refund or reduction in Tax and any Tax consequences occasioned by any payment made or to be made by one party to the other shall be taken into account, and nothing in this Section shall be deemed to require a duplicate payment of a net Tax detriment or net Tax benefit.

                    10.6.9.5 Notwithstanding the foregoing, a party shall not be required to make any payment with respect to realization of a net Tax benefit to the other party pursuant to this Section 10.6.9 if the net Tax benefit attributable to the correlative adjustment was recorded as an asset (or as a reduction in a liability) on the Company Closing Balance Sheet or for purposes of computing statutory surplus reflected in the UNICARE Closing Balance Sheet.

                    10.6.9.6 Each party shall cooperate with and take such reasonable actions requested by the other party in order to secure the net Tax benefit of an adjustment that creates a net Tax detriment to such other party.

                    10.6.9.7 This Section 10.6.9 shall not apply in the event the net Tax detriment incurred by Seller arises as a result of an adjustment with respect to which Seller is entitled to receive indemnification pursuant to clause (y) of Section 10.6.4.1.

     10.7 FACILITIES SHARING.

          (a) Purchaser shall have the right, but not the obligation, for a period of ninety (90) days after the Closing Date, to use and occupy Seller's and Seller's Affiliates' offices and other premises (the "Premises") at the same locations and in a manner consistent with the Company's and the Company Subsidiaries' prior use. In connection with Purchaser's use and occupancy of such Premises, Purchaser shall have the right to use the telephone equipment, computers, desks, chairs, bookcases, shelving, and other furniture, furnishings and office equipment located in such Premises in the same manner as previously used by the Company and the Company Subsidiaries, and Purchaser shall have the further non-exclusive right to use, in common with Seller and its Affiliates, the common areas outside the Premises that Seller and its Affiliates have the right to use under their respective leases and the hallways, stairways, elevators, restrooms, kitchens, break rooms, photocopy rooms, facsimile rooms, conference rooms and other areas of the Premises, together with the equipment and furnishings located therein, in such manner as may be reasonably necessary for Purchaser's continued use of the Premises as provided herein.

          (b) Purchaser shall have three (3) consecutive options to extend the initial ninety (90) day term of this space sharing agreement for periods of thirty (30) days each. Purchaser may exercise each such option by giving Seller notice of Purchaser's exercise at least ten (10) days prior to the expiration of the then current term.

          (c) In consideration of Seller's grant to Purchaser of the right to use and occupy the Premises as described herein, Purchaser shall pay Seller the amount per month set forth on SCHEDULE 10.7 (i) for the locations other than Seller's locations in Costa Mesa, California and Walnut Creek, California so long as any of Purchaser's employees occupies such location on a full-time basis as such employee's principal place of business, and (ii) for each of Purchaser's employees that occupies Seller's locations in Costa Mesa, California and Walnut Creek, California on a full-time basis as such employees' principal places of business. Such amount shall constitute the entire rent or other compensation payable by Purchaser to Seller or its Affiliates for Purchaser's use and occupancy of the Premises. Except as expressly set forth in Appendix A to
SCHEDULE 10.7, in no event shall Purchaser be responsible for payment to Seller or its Affiliates of any additional charges, including, without limitation, a share of operating expenses or taxes otherwise payable by Seller or its Affiliates under their leases of the Premises, nor shall Seller or its Affiliates charge Purchaser any additional amounts for use of furniture, furnishings, equipment or other ancillary facilities.

          (d) Purchaser shall make no alterations to the Premises without Seller's prior written consent. In addition, Purchaser's rights to the Premises under this Agreement are personal to Purchaser and may not be transferred to any other party without Seller's prior written consent.

          (e) For purposes of this Section 10.7, "Purchaser" shall be deemed to include the Company and the Company Subsidiaries after the Closing.

11. DEFINITIONS. The following terms shall have the following meanings when used in this Agreement:

          "Administrative Services Agreement" shall mean an Administrative Services Agreement substantially in the form of EXHIBIT C hereto.

          "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

          "Blue Cross Commission Agreement" shall mean that certain commission agreement, effective as of January 1, 1997, by and among UNICARE, Blue Cross of California and BC Life & Health Insurance Company.

          "Business" shall mean the workers' compensation insurance business (excluding the MCS Business and the Blue Cross Commission Agreement) engaged in by the Company and the Company Subsidiaries.

          "Closing" and "Closing Date" shall have the respective meanings set forth in Section 2.1.

          "Closing Company Balance Sheet" shall have the meaning set forth in
Section 2.2.2.

          "Closing Purchase Price" shall have the meaning set forth in
Section 2.2.2.

          "Closing UNICARE Balance Sheet" shall have the meaning set forth in
Section 2.2.1.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company" shall have the meaning set forth in the recitals to this Agreement.

          "Company Balance Sheet" shall mean a consolidating balance sheet of the Company (i) prepared in accordance with GAAP applied on a basis consistent with prior periods, (ii) prepared in accordance with Schedule 2.2.1(b) (excluding clause 1(d) thereof), (iii) prepared on a pro forma basis to give effect to the Subsidiary Dispositions, the termination of the Blue Cross Commission Agreement and the exclusion of the MCS Business and (iv) including separate columns for the Company, each Company Subsidiary, the MCS Business, the Blue Cross Commission Agreement, accounting eliminations and a consolidated total.

          "Company Financial Information" shall have the meaning set forth in
Section 3.7.1.

          "Company Income Statement" shall mean a consolidating income statement of the Company (i) prepared in accordance with GAAP applied on a basis consistent with prior periods, (ii) prepared in accordance with
Schedule 2.2.1(b) (excluding clause 1(d) thereof), (iii) prepared on a pro forma basis to give effect to the Subsidiary Dispositions, the termination of the Blue Cross Commission Agreement and the exclusion of the MCS Business and
(iv) including separate columns for the Company, each Company Subsidiary, the Blue Cross Commission Agreement, the MCS Business, accounting eliminations and a consolidated total.

          "Company Subsidiaries" shall mean UNICARE and UNICARE General
Insurance.

          "Company Subsidiaries Shares" shall have the meaning set forth in
Section 3.6.

          "Confidentiality Agreement" shall mean that certain confidentiality agreement between Seller and Purchaser, dated as of March 13, 1998.

          "Contract" shall mean any contract, agreement, indenture, license, lease, sales order, purchase order or other legally binding commitment, whether written or oral.

          "Employees" shall mean the employees of the Company and the Company Subsidiaries as of the Closing Date.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

          "Governmental Entity" shall have the meaning set forth in Section 3.4.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnified Party" shall mean, with respect to any Losses, the party seeking indemnity hereunder.

          "Indemnifying Party" shall mean, with respect to any Losses, the party from whom indemnity is being sought hereunder.

          "Initial Balance Sheet Date" shall have the meaning set forth in
Section 2.2.2.

          "Initial Company Balance Sheet" shall have the meaning set forth in
Section 2.2.1.

          "Initial Purchase Price" shall have the meaning set forth in
Section 2.2.1.

          "Initial UNICARE Balance Sheet" shall have the meaning set forth in
Section 2.2.1.

          "Insurance Arrangements" shall have the meaning set forth in
Section 3.12(vii).

          "Intellectual Property" shall mean all patents and patent rights, trademark and trademark rights, tradenames and tradename rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

          "Joint Marketing and Network Access Agreement" shall mean a Joint Marketing and Network Access Agreement substantially in the form of EXHIBIT A hereto.

          "Law" shall have the meaning set forth in Section 3.20.

          "License Agreement" shall mean a Limited License Agreement substantially in the form of EXHIBIT B hereto.

          "Liens" shall have the meaning set forth in Section 1.

          "Losses" shall mean any and all costs and expenses (including, but not limited to, reasonable attorneys' fees), damages and losses actually incurred by the Indemnified Party, net of (i) any tax benefits, savings or reductions and
(ii) any insurance proceeds, in either case to which the Indemnified Party is entitled by virtue of such costs, expenses, damages and losses. "Losses" shall not include any costs, expenses, damages or losses which have been reflected in the calculation of the Closing Purchase Price pursuant to Section 2.2.2 of this Agreement.

          "Material Contracts" shall have the meaning set forth in Section 3.12.

          "MCS Business" shall mean (i) the workers' compensation managed care services engaged in by Seller and its Affiliates, which include medical management, bill review, network access and other similar services (which may be offered individually or in a variety of combinations) related to the medical care delivery aspects of workers' compensation arrangements on a non-risk bearing basis and (ii) the assets, liabilities, contracts and employees associated therewith as scheduled on Schedule 5.14.

          "Permits" shall have the meaning set forth in Section 3.17.

          "Permitted Liens" shall mean (i) any Lien for taxes not yet due or delinquent or being contested in good faith, (ii) imperfections in title not material in amount and which, individually or in the aggregate, do not materially interfere with the conduct of the Business, (iii) Liens incurred in the ordinary course of business, including statutory Liens arising by operation of law, consistent with past practice and (iv) with respect to real property, installments of special assessments not yet delinquent, recorded easements, covenants and other restrictions, utility easements, building restrictions, zoning restrictions and other easements and restrictions existing generally with respect to properties of a similar character.

          "Person" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, limited liability company, limited liability partnership, other business organization, trust, union, association or governmental or regulatory authority.

          "Pre-Closing Tax Periods" shall have the meaning set forth in Section 10.6.1.

          "Reconciliation" shall have the meaning set forth in Section 2.2.2.

          "Restricted Business" shall have the meaning set forth in Section
5.10.

          "Restricted Period" shall have the meaning set forth in Section 5.10.

          "Seller Parties" shall mean Seller, the Company, UNICARE and UNICARE General Insurance.

          "STAT" shall mean accounting practices prescribed or permitted by the California Department of Insurance.

          "Statement of Objections" shall have the meaning set forth in
Section 2.2.2(a).

          "Straddle Period" shall have the meaning set forth in Section 10.6.1.

          "Subsidiary Dispositions" shall mean the transactions contemplated by
Section 5.12.

          "Tax", "Taxes" and "Tax Return" shall have the meanings set forth in
Section 3.16.2.

          "Transaction Documents" shall mean this Agreement, the Joint Marketing and Network Access Agreement, the License Agreement, the Facilities Sharing Agreement and the Administrative Services Agreement.

          "Transactions" shall mean the transactions contemplated by the Transaction Documents.

          "UNICARE" shall have the meaning set forth in the recitals to this Agreement.

          "UNICARE Balance Sheet" shall mean a balance sheet of UNICARE
(i) prepared in accordance with STAT applied on a basis consistent with prior periods and (ii) prepared in accordance with Schedule 2.2.1(b) (excluding clause 1(d) thereof).

          "UNICARE Financial Information" shall have the meaning set forth in
Section 3.7.2.

          "UNICARE General Insurance" shall mean UNICARE General Insurance Agency, Inc., a California corporation.

          "UNICARE Income Statement" shall mean an income statement of UNICARE
(i) prepared in accordance with STAT applied on a basis consistent with prior periods and (ii) prepared in accordance with Schedule 2.2.1(b) (excluding clause 1(d) thereof).

          "Year 2000 Plan" shall have the meaning set forth in Section 3.26.

12.  MISCELLANEOUS.

     12.1 EXPENSES. Whether or not the Transactions are consummated, except as otherwise contemplated by this Agreement, each party will pay its own costs and expenses incurred in connection with the negotiation, preparation or execution of the Transaction Documents, or the closing of the Transactions, including, but not limited to, the fees and expenses of counsel, accountants, investment bankers and other experts.

     12.2 WAIVERS.  Either party may, by written notice to the other party,
(a) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (d) waive performance of any of the obligations of the other under this Agreement. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder, (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, or delay or omission in exercise of rights or other indulgence.

     12.3 AMENDMENTS, SUPPLEMENTS. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     12.4 ENTIRE AGREEMENT. This Agreement, its exhibits and schedules, the documents incorporated by reference, the Confidentiality Agreement and the documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by either party that is not embodied in this Agreement or such other documents, and neither party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

     12.5 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as otherwise expressly provided in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.6 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by either party without the prior written consent of the other party.

     12.7 NOTICES. All notices under this Agreement will be in writing and will be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, or overnight courier to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. All notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

          (a)  IF TO PURCHASER:
               Fremont Compensation Insurance Group
               500 North Brand Boulevard
               Glendale, California  91203
               Telecopy:      (818) 549-4626
               Attention:     General Counsel

               with a copy to:
               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California  94304-1050
               Telecopy:      (650) 493-6811
               Attention:     Alan K. Austin

          (b)  IF TO SELLER:
               WellPoint Health Networks Inc.
               21555 Oxnard Street
               Woodland Hills, California  91367
               Telecopy:      (818) 703-4406
               Attention:     General Counsel

               with a copy to:
               Gibson, Dunn & Crutcher LLP
               One Montgomery Street
               Telesis Tower
               San Francisco, California  94104
               Telecopy:      (415) 986-5309
               Attention:     William L. Hudson

     12.8 GOVERNING LAW; JURISDICTION. This Agreement has been negotiated and entered into in the State of California, and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined exclusively before an appropriate federal or state court located in Los Angeles, California. The parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to jurisdiction or venue in any of the above courts. Notwithstanding the foregoing, the parties agree that any post-Closing adjustments to the Initial Purchase Price pursuant to Section 2.2.2 hereof (and any disputes related thereto), shall be resolved in accordance with the terms of such Section.

     12.9 WAIVER OF JURY TRIAL. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration (without submitting to arbitration), each of the parties hereto waives all right to trial by jury in any action, suit, or proceeding brought to enforce or defend any rights or remedies under this Agreement or any of the documentation contemplated hereby.

     12.10 ATTORNEYS' FEES. If any litigation is commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, solely as between the parties hereto or their successors, the party or parties prevailing in such proceeding will be entitled to the reasonable attorneys' fees and expenses of counsel and court costs incurred by reason of such litigation.

     12.11 EQUITABLE REMEDIES. Seller and Purchaser acknowledge that the remedy at law for any breach, or threatened breach, of their respective covenants to consummate the Transactions will be inadequate and, accordingly, each covenants and agrees that, with respect to any such breach or threatened breach, the other will, in addition to any other rights or remedies that it may have and regardless of whether such other rights or remedies have been previously exercised, be entitled to such equitable and injunctive relief as may be available from any appropriate court referred to in Section 12.8. Notwithstanding the foregoing sentence, any monetary damages which are all or a portion of any equitable relief granted hereunder shall be subject to the limitations set forth in Section 8.

     12.12     RULES OF CONSTRUCTION.

               12.12.1 HEADINGS. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular section.

               12.12.2 TENSE AND CASE. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

               12.12.3 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

               12.12.4 KNOWLEDGE. Whenever a representation or warranty is stated to be based on the knowledge of a party, such phrase refers to whether any of such party's senior management has actual knowledge of the matters involved. As used herein, with respect to Seller, "senior management" shall mean the persons listed on SCHEDULE 12.12.4.

               12.12.5 AGREEMENT NEGOTIATED. The parties hereto are sophisticated and have been represented by lawyers throughout the Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of California Civil Code Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

     12.13 COUNTERPARTS; FACSIMILE. This Agreement may be executed by facsimile and/or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.14 FURTHER ASSURANCE. From and after the Closing Date, each party will, from time to time, execute and deliver such additional certificates, instruments, documents, conveyances or assurances and take such other actions as may reasonably be requested by any other party to confirm and assure the rights and obligations provided for in the Transaction Documents and to render effective the consummation or implementation of the transactions contemplated thereby, or otherwise to carry out the intent and purposes of this Agreement.

     IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                                   PURCHASER

                                   FREMONT INDEMNITY COMPANY

                                   By /s/ Alan W. Faigin
                                      ---------------------------------
                                   Name:     Alan W. Faigin
                                   Title:    Vice President

                                   SELLER

                                   WELLPOINT HEALTH NETWORKS INC.

                                   By  /s/ Thomas C. Geiser
                                      ---------------------------------
                                   Name:     Thomas C. Geiser
                                   Title:    Executive Vice President

                               SCHEDULE 2.2.1(b)
                           BALANCE SHEET METHODOLOGY

The following assumptions shall be used in the completion of each Company Balance Sheet and UNICARE Balance Sheet, except as otherwise expressly provided in the Stock Purchase Agreement (the "Agreement"). Capitalized terms have the meanings set forth within the assumptions below, or, if the term is not defined within the assumptions, the meaning set forth in the Agreement.

1.   a.   Net loss and allocated loss adjustment expense ("ALAE") reserves, excluding loss and ALAE reserves for loss portfolios assumed per section 2. of this schedule, to be recorded in each Company Balance Sheet and UNICARE Balance Sheet shall equal the recommended loss and ALAE reserve contained in the study prepared by the Milliman & Robertson, Inc. actuarial consulting firm as of June 30, 1998 (the "M&R Study") of $223,808,000 plus ultimate net loss and ALAE calculated for the period from July 1, 1998 through the Closing Date minus net loss and ALAE payments made from July 1, 1998 through the Closing Date. Workers' compensation ultimate net loss and ALAE for the period from July 1, 1998 through the Closing Date shall be based upon the 1998 net loss and ALAE ratios per the M&R Study for the four separate books of business analyzed, i.e., 73.9% for Large Group excluding Keenan, 61.5% for Keenan Schools, 69.6% for Small Group, and 80.9% for National Group, multiplied by net earned premiums for these segments from July 1, 1998 through the Closing Date. For Keenan Schools, the net loss and ALAE ratio of 61.5% per the M&R Study will be multiplied by 90% producing a loss and ALAE ratio of 55.4% for the period from July 1, 1998 through the Closing Date or September 30, 1998, whichever is sooner, to address seasonality.

     b. The unallocated loss adjustment expense ("ULAE") reserve for the Small Group and National Group books of workers' compensation business and general liability business shall be equal to 7.5% of net unpaid losses outstanding at the Closing Date. The ULAE reserve for the Large Group workers' compensation business for 1997 and prior accident years shall be equal to 7.5% of net unpaid losses outstanding at the Closing Date. The ULAE reserve for the Large Group business in accident year 1998 shall be equal to 13.4% of the net unpaid losses outstanding at the Closing Date. The 7.5% ULAE rate is reflective of the study prepared by Milliman & Robertson actuarial consulting firm as of December 31, 1997 related to ULAE reserves. The 13.4% ULAE rate for the Large Group business in 1998 is reflective of the M&R Study as of June 30, 1998 which assumed that UNICARE's reduction of its $500,000 per occurrence retention for Large Group business to $25,000 effective January 1, 1998 would reduce retained losses by 44.1%. In calculating the above ULAE reserve, the net unpaid losses outstanding shall exclude unpaid losses outstanding relating to business administered by parties unaffiliated with UNICARE, the claims administration liability of which is included in the UNICARE and Company third party administrative expense liability.

     c. In addition to the reserves recorded per the method described in 1.a. and 1.b. above, reserves shall be increased by $35,281,000, the difference between the recommended loss and loss adjustment expense reserve of $235,210,000 and the upper bound estimate of $270,491,000 set forth in the M&R Study.

     d. For purposes of calculating the Initial Purchase Price, the Closing Purchase Price and the Purchase Price hereunder, the statutory surplus shall be increased by the additional reserve amounts set forth in 1.c., less the estimated Federal income tax benefit to be received by Seller with respect thereto (computed after application of Section 846 of the Internal Revenue Code of 1986, as amended (the "Code"), and to the extent that the applicable additions to reserves are currently deductible pursuant to Sections 832 or 162 of the Code) plus the deferred tax asset generated as a result of the addition to reserves as specified in 1.c. which deferred tax asset is estimated at $1,523,000.

2. The loss and ALAE reserves for loss portfolios assumed shall be equal to the actuarial estimate provided by Milliman & Robertson, Inc. actuarial consulting firm or, if not available, internal WellPoint actuarial workpapers, of the ultimate liability for each expense, minus inception-to-date net payments made through the Closing Date.